UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FirstCash, Inc.
(Name of Registrant as Specified in its Charter)
__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of FirstCash, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 4, 2020.

The purpose of the meeting is (i) to elect a class of directors to serve a three-year term beginning in 2020, (ii) to vote on the ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020, and (iii) to vote on a non-binding resolution to approve the compensation of the Company’s named executive officers.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials which tells you how to access the materials on the internet.

Whether or not you plan to attend the Annual Meeting, please vote by internet or telephone at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

We hope that you will be able to join us at the FirstCash Annual Meeting on June 4.

Very truly yours,

Fort Worth, Texas	Rick L. Wessel
April 24, 2020	Vice-Chairman of the Board and Chief Executive Officer

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2020

The Annual Meeting of Stockholders of FirstCash, Inc. (the “Company”) will be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102 at 10:00 a.m. CDT on Thursday, June 4, 2020.*

The Annual Meeting is called for the following purposes:

1.	To elect Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen as directors of the Company for a three-year term beginning in 2020;

2.	To ratify the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020;

3.	To vote on a non-binding resolution to approve the compensation of the Company’s named executive officers;

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 13, 2020 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on June 4, 2020:

The Proxy Statement and the 2019 Annual Report to Stockholders are available at the Company’s website and can be accessed at www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com).

PLEASE USE INTERNET OR TELEPHONE VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES AT THE ANNUAL MEETING.
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* As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 24, 2020	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
_______________

PROXY STATEMENT
for
Annual Meeting of Stockholders
_______________

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (“Board of Directors”) of FirstCash, Inc., a Delaware corporation (“FirstCash” or the “Company”), for use at the 2020 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s corporate offices located at 1600 West 7th Street, Fort Worth, Texas 76102* at 10:00 a.m. CDT, on Thursday, June 4, 2020, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Company is mailing a printed copy of this Proxy Statement, a proxy card and the 2019 Annual Report of the Company to certain of its registered stockholders who have not consented to electronic delivery of their proxy materials on or about April 24, 2020, and a Notice of Internet Availability to all other stockholders on or about April 24, 2020.

The close of business on April 13, 2020 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 41,440,498 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (described below) will be counted as present for the purposes of determining the presence of a quorum.

If your shares are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, you generally have the right to direct your broker, bank or other nominee as to how to vote your shares by providing them with voting instructions.

If you do not provide voting instructions to your broker, bank or other nominee, the voting of your shares by the bank, broker or other nominee is governed by the rules of the Nasdaq Global Select Market (“Nasdaq”). These rules allow banks, brokers and other nominees to vote shares in their discretion on “routine” matters for which the “beneficial holder” does not provide voting instructions. On matters considered “non-routine,” banks, brokers and other nominees may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

If you do not instruct your bank, brokerage firm or other nominee in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank, brokerage firm or other nominee cannot vote your shares on the following proposals: “Proposal 1 - Election of Directors” and “Proposal 3 - Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 2 - Ratification of Independent Registered Public Accounting Firm.”

______________________________
* As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. The votes required to act on each proposal at the Annual Meeting are summarized below.

Proposal 1 — Election of Directors. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of directors under Proposal 1 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will have no effect in determining whether the proposal has been approved. The election of directors is also subject to the Company’s Director Election (Majority Voting) Policy, which is described below in the “Corporate Governance and Board Matters” section of this Proxy Statement.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of the Company’s independent public accountants under Proposal 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders. Since this proposal is considered a routine matter, brokers will be permitted to vote shares without instruction as to this proposal, and there will be no broker non-votes with respect to this proposal. Abstentions will have the same effect as votes against Proposal 2.

Proposal 3 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers. The non-binding resolution to approve the compensation of the Company’s named executive officers will be approved if a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is voted in favor of the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved. Abstentions will have the same effect as votes against Proposal 3.

Stockholder Proposals. If any stockholder proposal is properly presented at the Annual Meeting, the stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Broker non-votes will not be counted as having been entitled to vote on such a proposal, and will have no effect on the outcome of the vote on the proposal. Abstentions will have the same effect as votes against any stockholder proposal.

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. You may vote by mail by signing, dating and returning your proxy card in the enclosed prepaid envelope. You may also vote over the internet or by telephone. The proxy card the Company mails you will instruct you on how to vote over the internet or by telephone. If you hold your shares in an account through a broker, bank or other nominee in “street name,” you should complete, sign and date the voting instruction card that your broker, bank or nominee provides to you or as your broker or nominee otherwise instructs.

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). If you wish to attend the Annual Meeting in person, you will need to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee in “street name” will need to bring proof of beneficial ownership as of the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in accordance with the recommendation of the Board of Directors as follows: (i) TO ELECT MESSRS. DANIEL E. BERCE, MIKEL D. FAULKNER AND RANDEL G. OWEN AS DIRECTORS; (ii) TO RATIFY THE SELECTION OF RSM US LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2020; AND (iii) TO APPROVE THE ADVISORY PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, the Company is unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (i) by the execution and submission of a revised proxy, (ii) by written notice to the Corporate Secretary of the Company or (iii) by voting in person at the Annual Meeting.

COMPANY OVERVIEW AND ANNUAL REPORT

Company Overview

FirstCash is a leading operator of pawn stores in the United States and Latin America. As of March 31, 2020, the Company had 2,740 retail locations, consisting of 1,052 stores in the U.S., 1,608 stores in Mexico, 55 stores in Guatemala, 13 stores in El Salvador and 12 stores in Colombia. The Company has approximately 20,000 employees, including approximately 8,000 employees located in the U.S. and 12,000 located in Latin America.

The Company’s primary business is the operation of full-service pawn stores, also known as “pawnshops,” which make small cash advances, known as pawn loans, which are secured by personal property such as jewelry, electronics, tools, appliances, sporting goods and musical instruments. Pawn loans can be quickly and easily accessed by customers who often have limited access to traditional credit products. Pawn stores also retail value-priced consumer products acquired from forfeited pawn collateral and direct purchases of such merchandise from the general public. For the year ended December 31, 2019, 99% of the Company’s revenues were derived from pawn operations. The Company’s long-term business plan is to grow revenues and income by opening new (“de novo”) retail pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores.

Annual Report

The Annual Report on Form 10-K, covering the Company’s year ended December 31, 2019, including audited financial statements, is enclosed herewith. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies.

The Company’s primary website is www.firstcash.com, where a link to the Annual Report on Form 10-K is available on the Investor Relations page of the website (investors.firstcash.com). The Company will provide, without charge, a printed copy of its Annual Report on Form 10-K upon written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.

PROPOSAL 1

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors will determine the number of directors but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of the stockholders of the Company, successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

The Board of Directors currently consists of six directors following the retirement of Amb. Jorge Montaño from the Board on June 11, 2019. The Board recognizes that it could benefit from the addition of another well-qualified, independent director, and specifically, a female director. As a result, the Board is in the process of identifying a well-qualified, independent female director to serve on the Board and is committed to appointing a female director to the Board no later than the 2021 Annual Meeting.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed herein. Although the Board of Directors does not contemplate that the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

The Company currently has six directors, of which four are independent. The current directors are as follows:

Name	Age	Principal Occupation	Independence Status*
Daniel R. Feehan	69	Chairman of the Board, FirstCash, Inc.	Employee
Rick L. Wessel	61	Vice-Chairman of the Board and CEO, FirstCash, Inc.	Employee
Daniel E. Berce	66	President and CEO, General Motors Financial Company, Inc.	Independent Director
Mikel D. Faulkner	70	Former Executive Chairman, Nautilus Marine Services PLC	Lead Independent Director
James H. Graves	71	Managing Director and Partner, Erwin, Graves & Associates, LP	Independent Director
Randel G. Owen	61	President and CEO, Global Medical Response	Independent Director

*
The Board of Directors has determined that, with the exception of Mr. Wessel and Mr. Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the Securities and Exchange Commission (“SEC”) and the Company’s Corporate Governance Guidelines.

Biographical information for the directors is as follows:

Daniel R. Feehan has served as chairman of the Board of Directors of FirstCash since the 2016 merger of equals (the “Merger”) with Cash America International, Inc. (“Cash America”) and previously served as a Cash America director since 1984. Mr. Feehan was Cash America’s executive chairman since November 1, 2015 until the completion of the Merger. Prior to that, Mr. Feehan served as Cash America’s chief executive officer and president from February 2000 through May 2015 and as Cash America’s chief executive officer from May 2015 through October 2015, when he retired from that position. Mr. Feehan served as Cash America’s president and chief operating officer from January 1990 until February 2000, except that he served as chairman and co-chief executive officer of one of Cash America’s subsidiaries from February 1998 to February 1999 before returning to the position of Cash America’s president and chief operating officer. Mr. Feehan became a Cash America director in 1984 and joined Cash America full-time in 1988, serving as its chief financial officer before becoming president and chief operating officer in 1990. Mr. Feehan currently serves as the chairman at AZZ Inc., a NYSE listed equipment manufacturing company, and Enova International, Inc., an online lending company that was spun off from Cash America in 2014 and is listed on the NYSE, where he has served since 2000 and 2011, respectively.

Rick L. Wessel has served as vice-chairman of the Board of Directors of the Company since September 2016, as chief executive officer since November 2006 and has been a director since November 1992. Mr. Wessel previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

Daniel E. Berce has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 2006. Mr. Berce has been president and chief executive officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s chief executive officer from August 2005 to October 2010, president from April 2003 to October 2010 and vice-chairman and chief financial officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Mr. Berce currently serves as a director at AZZ Inc., a NYSE listed equipment manufacturing company, and chairman at Arlington Asset Investment Corp., a NYSE listed investment company.

Mikel D. Faulkner was appointed to the Board of Directors in 2009 and has served as the lead independent director since October 2017. From February 2017 to February 2019, Mr. Faulkner served as executive chairman of the board of directors of Nautilus Marine Services PLC, an investment company focused on the global offshore services industry and quoted on the London Stock Exchange (AIM). From 2002 to February 2017, Mr. Faulkner served as executive chairman of the board of directors of Global Energy Development PLC, an international oil and gas exploration company, quoted on the London Stock Exchange (AIM). Mr. Faulkner served as chief executive officer of HKN, Inc. (OTCQB: HKNI) from 1982 to 2017, chairman from 1991 to 2003 and president and chief executive officer of HKN, Inc. from 2003 to 2017. HKN, Inc., formerly Harken Energy Corporation, was an independent energy company.

James H. Graves has served as a director of FirstCash since the Merger in 2016 and previously served as a Cash America director since 1996. Mr. Graves has served as managing director and partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as executive vice president of financial strategy for DeviceFidelity, Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, vice-chairman of the board of directors and chief operating officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including chief operating officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., a publicly traded insurance company, serving since 1995, Atlantic Capital Bancshares, Inc., a publicly traded bank holding company, serving since 2017 and he previously served as a director of Tristate Capital Holdings, Inc., a publicly traded bank holding company, from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company.

Randel G. Owen was appointed to the Board of Directors in 2009. In March 2018, Mr. Owen was named president and chief executive officer of Global Medical Response. From July 1999 to March 2018, he previously held roles as president of ambulatory services, chief financial officer and executive vice president of Envision Healthcare Corporation (and its predecessor companies including AMR and EmCare). He was appointed executive vice president and chief financial officer of AMR in March 2003. He joined EmCare in July 1999 and served as executive vice president and chief financial officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was vice president of Group Financial Operations for PhyCor, Inc. from 1995 to 1999. Mr. Owen has more than 30 years of financial experience in the health care industry.

There are no family relationships between any director or executive officers.

Director Terms

The six directors are divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serve until the earlier of (i) their death, resignation, retirement, removal or disqualification, or (ii) until their successor is elected and qualified. The directors standing for election at the Annual Meeting are Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen. Messrs. Rick L. Wessel and James H. Graves will next stand for election in 2021. Mr. Daniel R. Feehan will next stand for election in 2022.

Required Vote

Proxies will be voted for the election of Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting will be necessary to elect the nominees as directors. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting. The Company has adopted a voting policy for non-contested director elections, which is described below in the “Corporate Governance and Board Matters” section.

Recommendation of the Board of Directors

Based on the respective nominees’ experience, the Nominating and Corporate Governance Committee of the Board of Directors and the entire Board of Directors unanimously recommends a vote “FOR” the election of Messrs. Daniel E. Berce, Mikel D. Faulkner and Randel G. Owen as directors of the Company.

CORPORATE GOVERNANCE, BOARD MATTERS AND DIRECTOR COMPENSATION

Board of Directors, Committees and Meetings

The Board of Directors held four meetings during the year ended December 31, 2019. Each director attended, either telephonically or in person, at least 75% of the meetings of the Board of Directors during their respective terms, with the exception of Amb. Montaño who did not attend one of the meetings. Members of the Board of Directors are encouraged to attend the Company’s Annual Meeting; however, attendance is not mandatory. Messrs. Wessel and Feehan attended last year’s Annual Meeting. In addition, the independent directors of the Company meet separately in executive sessions after regularly scheduled meetings of the Board of Directors and more frequently as deemed appropriate by the independent directors.

During the period from January 1, 2019 to April 22, 2019, the committees were composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)		●	Chair
Daniel E. Berce	Chair		●
James H. Graves	●	●
Jorge Montaño			●
Randel G. Owen	●	Chair

Meetings held January 1, 2019 to April 22, 2019	1	2	None

Effective April 23, 2019, in connection with Amb. Montaño’s retirement from the Board of Directors, Messrs. Berce, Faulkner, Graves and Owen were appointed as members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The chair of each committee remained the same.

During the period from April 23, 2019 to December 31, 2019, the committees were composed as follows:

Independent Director	Audit	Compensation	Nominating and Corporate Governance
Mikel D. Faulkner (Lead Independent Director)	●	●	Chair
Daniel E. Berce	Chair	●	●
James H. Graves	●	●	●
Randel G. Owen	●	Chair	●

Meetings held April 23, 2019 to December 31, 2019	3	2	1

Each committee member attended, either telephonically or in person, at least 75% of the meetings of their respective committees during 2019, with the exception of Mr. Owen who did not attend one of the Audit Committee meetings held in 2019.

Effective January 1, 2020, Mr. Graves became the chair of the Nominating and Corporate Governance Committee.

Board Committees

Audit Committee. The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes. This includes the selection and engagement of the Company’s independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit. The Audit Committee reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements and other financial disclosures, scope of the audit, the audit plan and the independence of such accountants. In addition, the Audit Committee has oversight over the Company’s internal audit and regulatory compliance functions. The Board of Directors has determined that all members of the Audit Committee qualify as an audit committee financial expert as defined by Item 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board of Directors has adopted a charter for the Audit Committee which is available to stockholders as described below.

Compensation Committee. The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board of Directors for approval of the CEO’s compensation. The Compensation Committee is also responsible for recommending to the Board of Directors for approval the compensation of all other executive officers of the Company. In addition, the Compensation Committee oversees and approves grants and awards under the Company’s equity-based plans, incentive compensation plans and tax-qualified employee benefit plans, and approves severance and other termination payments to executive officers.

The Board of Directors has adopted a charter for the Compensation Committee which is available to stockholders as described below. Pursuant to its charter, the Compensation Committee may delegate all or a portion of its duties and responsibilities to one or more subcommittees consisting of one or more of its members. For more information regarding the Compensation Committee’s process and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors concerning the governance structure and practices of the Company, including the size of the Board of Directors and the size and composition of various committees of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors, and to recommend to the Board of Directors the nominees to stand for election as directors at the Annual Meeting of Stockholders. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which was revised in April 2020. The charter is available to stockholders as described below.

The Board of Directors has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq, the SEC rules and the Company’s Corporate Governance Guidelines. Each of the Company’s committee charters is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com. Copies of the Company’s committee charters are also available, free of charge, by submitting a written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102.

Directors’ Compensation

2019 Director Compensation

The Board of Directors reviews director compensation on a periodic basis. Such reviews include collecting and analyzing benchmarking information from compensation advisory firms regarding the amount and structure of the Company’s director compensation as compared to its peers. In conjunction with such review in early 2019, the Board of Directors determined the compensation for independent directors for 2019 would be structured as follows:

•	Annual cash compensation of $100,000, paid in quarterly installments of $25,000

•	A grant of 1,272 restricted stock units, valued at $110,486 on the date of grant, February 19, 2019, which fully vested on December 31, 2019

•
Supplemental annual cash payments of $20,000 to the Audit Committee chairman, $15,000 to the Compensation Committee chairman and $10,000 to the Nominating and Corporate Governance Committee chairman. All amounts are paid in quarterly installments.

The Board of Directors believes the mix of cash and equity compensation provides a balance between short-term cash compensation and long-term compensation tied to the Company’s stock price performance and serves to match the interests of the Company’s independent directors with those of stockholders. Based upon benchmark data of the Company’s 2019 Peer Group (as discussed in the “Compensation Discussions and Analysis”), the Board also believes the total director compensation and the mix of compensation is within the competitive range of such compensation for the companies in the 2019 Peer Group.

For the year ended December 31, 2019, the independent directors received compensation for service as a director as described above. There are no supplemental payments for attending the meetings of the Board of Directors and committee meetings. In addition, the directors were reimbursed for their reasonable expenses incurred for each Board of Directors and committee meetings attended. The Company only compensates independent non-employee directors for their services as directors. The compensation paid to Mr. Wessel is described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The following table presents information regarding the compensation paid to the non-employee members of the Company’s Board of Directors, and to Mr. Feehan, for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash $	Stock Awards $	All Other Compensation $	Total $
Daniel E. Berce	120,000	110,486	—	230,486
Mikel D. Faulkner	110,000	110,486	—	220,486
Daniel R. Feehan (1)	—	—	250,000	250,000
James H. Graves	100,000	110,486	—	210,486
Jorge Montaño	45,000	—	—	45,000
Randel G. Owen	115,000	110,486	—	225,486

(1)
Mr. Feehan currently serves as the chairman of the Board of Directors of the Company. Mr. Feehan also served in 2019 as a non-executive employee of the Company pursuant to an employment agreement dated April 3, 2015, which the Company assumed in connection with the Merger. For a description of Mr. Feehan’s employment agreement, see Cash America’s proxy statement on Schedule 14A filed with the SEC on April 7, 2016. Mr. Feehan’s employment agreement is filed as Exhibit 10.1 to Cash America’s Current Report on Form 8-K filed with the SEC on April 6, 2015. The compensation reported represents his salary during the year ended December 31, 2019. In addition, the Company paid for certain standard employee benefit programs for Mr. Feehan, including participation in group health, welfare and retirement benefit plans, which are generally available to all employees. Mr. Feehan and the Company entered into a new employment agreement dated January 28, 2020, which is filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 3, 2020. For a description of Mr. Feehan’s current employment agreement, see “Feehan Employment Agreement” below.

Feehan Employment Agreement

On January 28, 2020, the Company’s chairman of the Board of Directors, Mr. Feehan, entered into a new employment agreement with the Company (the “Feehan Agreement”). Mr. Feehan’s previous employment agreement with the Company was set to expire in April 2020. The Feehan Agreement became effective as of January 1, 2020 and ends on December 31, 2023. The Company will pay to Mr. Feehan an annual salary of $300,000, paid biweekly, and provides him the right to participate in all of the Company’s savings, retirement and welfare benefit plans available to other employees of the Company. Mr. Feehan is not entitled to bonuses, equity grants or other director compensation under this agreement.

The agreement provides that if Mr. Feehan’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement), Mr. Feehan would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) his salary in effect as of the termination. He would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of health and welfare benefit coverage multiplied by 24.

The Feehan Agreement prohibits Mr. Feehan from competing with the Company during the employment term and for a period of 24 months following termination of employment. Mr. Feehan would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics is publicly available and can be accessed on the Company’s website at www.firstcash.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of its Code of Business Conduct and Ethics on its website in accordance with applicable Nasdaq and SEC requirements. Copies of the Company’s Code of Business Conduct and Ethics are also available, free of charge, by submitting a written request to FirstCash, Inc., Investor Relations, 1600 West 7th Street, Fort Worth, Texas 76102.

Stock Ownership Guidelines for Directors

In an effort to further align the interests of the directors with the interests of stockholders, the Company adopted a stock ownership guideline for non-employee directors which became effective beginning in 2017. The guidelines call for stock ownership (including the value of non-vested RSU’s) having a value equal to five times each director’s annual cash retainer with a five-year accumulation period to fully comply with the guideline once a director becomes subject to the guideline. As of April 13, 2020, two of the four independent directors met the new ownership guideline, while the other two continued to have until 2021 to meet the guidelines. Directors who have not met the guideline must retain their vested stock awards until they meet the guideline. While the guidelines do not apply to employee directors, the current stock ownership of the two employee directors would meet the guidelines if calculated at five times their annual salary as an employee of the Company.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his election must promptly submit an offer of resignation to the Nominating and Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

The Nominating and Corporate Governance Committee will consider any tendered resignation and, promptly following the date of the stockholders’ meeting at which the election occurred, will make a recommendation to the Board of Directors concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board of Directors, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC and the rules of Nasdaq), and whether the director’s resignation from the Board of Directors would be in the best interests of the Company and its stockholders.

The Nominating and Corporate Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes.

The Board of Directors will publicly disclose its decision regarding whether to accept or reject such resignation within 90 days following certification of the stockholder vote and shall disclose the reasons therefore. The Director Election (Majority Voting) Policy is publicly available and can be accessed on the Investor Relations page of the Company’s website at investors.firstcash.com

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Wessel and Feehan, all of its directors, including all of the members of the Audit, Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines. No director is deemed independent unless the Board of Directors affirmatively determines the director has no material relationship with the Company. In making its determination, the Board of Directors observes all criteria for independence established by the rules of the SEC and Nasdaq.

Oversight of Risk Management

The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors regularly reviews the Company’s strategic initiatives, which address, among other things, the risks and opportunities facing the Company. The Board of Directors also has overall responsibility for executive officer succession planning and reviews succession plans from time to time. The Board of Directors has delegated certain risk management oversight responsibility to its committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major risk exposures, including financial risks and cybersecurity, and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. With the assistance of an independent compensation consulting firm, the Compensation Committee designs compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. While these performance-based compensation and equity programs have been designed and administered in a manner that discourages undue risk-taking by employees, the Compensation Committee believes these programs create appropriate incentives to increase long-term stockholder value. The Compensation Committee has discussed the concept of risk as it relates to the compensation programs and the Compensation Committee does not believe the compensation programs encourage excessive or inappropriate risk taking for the following reasons:

•
The Company structures its pay to consist of both fixed and variable compensation. The fixed portion of compensation (salary) is designed to provide a steady income independent of the Company’s stock price performance so that executives do not feel pressured to focus exclusively on short-term stock price performance to the long-term detriment of other important business decisions and metrics and are not encouraged to take unnecessary or excessive risks to achieve corporate objectives. The variable portions of compensation (incentive-based cash and equity awards) are designed to reward both short- and long-term corporate performance. For short-term performance, the Company utilizes annual incentive-based cash awards that are based primarily on achieving a combination of earnings metrics and strategic directives. The metrics and directives are set annually by the Compensation Committee and approved by the Board of Directors. For long-term performance, the Company grants restricted stock awards with a multi-year vesting period tied to the achievement of long-term earnings, revenue and store growth targets. The Company believes these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce both superior short- and long-term corporate results.

•
Because earnings targets, such as adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, are the primary performance elements used for determining incentive payments, the Company believes its executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures which may incite management to drive sales or growth targets without regard to cost or profitability.

•
The Company caps cash payments for the goals under its annual incentive plan and caps the number of restricted stock units granted under its long-term incentive plan, which the Company believes also mitigates excessive risk taking. Even if the Company dramatically exceeds its targets, annual incentive payouts and stock grants are limited by such caps. Conversely, the Company has a floor on earnings and growth targets so that performance below a certain level (as approved by the Compensation Committee) does not result in annual incentive payouts or vesting of stock grants.

•
The Company’s incentive compensation programs have been structured primarily around the attainment of earnings and growth targets for many years and the Company has seen no evidence that this encourages unnecessary or excessive risk taking.

•
The Company believes the use of distinct long-term incentive plans, primarily restricted stock unit awards, with performance-based vesting over three years, provides a strong incentive for sustained operational and financial performance and aligns the interests of the Company’s executive officers with those of its stockholders.

•
The Compensation Committee has discretion to adjust payouts under both the annual and long-term performance plans to reflect the core operating performance of the business, but prohibits discretion for payouts above stated maximum awards.

Board Leadership Structure

Mr. Feehan serves as chairman of the Board of Directors, while Mr. Wessel serves in the role of CEO and is also the vice-chairman of the Board of Directors. In addition, Mr. Faulkner serves as the lead independent director, serving as a liaison between the independent directors and management, chairing executive sessions of the non-management and independent directors and consulting with the chairman and CEO on board agendas and meeting materials.

The Board of Directors recognizes the leadership structure and combination or separation of the chairman, lead independent director and CEO roles is driven by the needs of the Company at any point in time. The Board of Directors does not believe there should be a fixed rule as to whether the offices of chairman and CEO should be vested in the same person or two different people, or whether the chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to fulfill these roles may dictate different outcomes at different times, and the Board of Directors believes that retaining flexibility in these decisions is in the best interest of the Company and its stockholders.

Director Qualifications

At a minimum, candidates for election or appointment to the Board of Directors must have integrity, be committed to act in the best interest of all the Company’s stockholders and be able and willing to devote the required amount of time to the Company’s affairs, including attendance at meetings of the Board of Directors. The Nominating and Corporate Governance Committee seeks to assure that the Board of Directors is composed of individuals who have experience relevant to the needs of the Company and who have the highest professional and personal ethics, consistent with the Company’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

In recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board of Directors and such other factors as it deems appropriate, including:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•
Whether the director/potential director assists in achieving a mix of board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements established by Nasdaq, the SEC and the Company’s Corporate Governance Guidelines;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of the Company’s business;

•	Whether the director/potential director would be considered a “financial expert” or “financially sophisticated” as defined by Nasdaq or applicable law;

•
Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties.

The Company’s Board of Directors is currently composed of well qualified directors, and each director has the requisite experience, skills and characteristics to serve on the board. Among, or in addition to, the backgrounds and experiences described in “Proposal 1 - Election of Directors” of this Proxy Statement:

•
Mr. Feehan, the Company’s chairman, brings over 35 years of experience as a director, chief executive officer and chief financial officer with Cash America and a deep understanding of the pawn industry and the legacy Cash America business.

•
Mr. Wessel, the Company’s vice-chairman and chief executive officer, brings over 25 years of management and executive experience in the pawn industry gained from his roles as chief financial officer, chief executive officer and director of the Company. His deep understanding of the Company’s business and his success in expanding its business has been invaluable to the Board of Directors.

•
Mr. Berce brings broad senior executive leadership with significant experience in the consumer finance industry, and functional expertise in corporate finance and accounting, together with service on other public company boards of directors, including Cash America.

•
Mr. Faulkner brings broad senior executive leadership and financial experience, including with domestic and multi-national public and private companies in various industries. Mr. Faulkner’s qualifications include direct executive experience in Latin America, our primary growth market.

•
Mr. Graves brings significant experience in corporate strategy and finance gained from his experience as the managing partner of a management consulting firm and a financial strategy executive, together with meaningful service on the boards of other public companies, including Cash America.

•	Mr. Owen brings broad senior executive leadership and financial experience with private and public companies, and functional expertise in corporate finance and accounting.

Although there is no specific policy on considering diversity, the Board of Directors and the Nominating and Corporate Governance Committee take various diversity-related considerations into account in the selection criteria for new directors. The Nominating and Corporate Governance Committee seeks members from diverse professional and personal backgrounds to combine a broad spectrum of experience and expertise with a reputation for integrity. The Board considers gender, race, nationality, language skills and other personal characteristics in this process and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers. In this regard, the Board and the Nominating and Corporate Governance Committee are committed to including highly qualified women and individuals from minority groups in the pool of new candidates for membership.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for the Board of Directors. The procedures to be followed by stockholders in submitting such nominations are set forth in the “Stockholder Proposals” section. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Procedure for Stockholders and Interested Parties Communications with Directors

The Board of Directors has established a procedure for stockholders and other interested parties to send communications to the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors generally or with a specific director or the independent directors at any time by writing to the Company’s corporate secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The corporate secretary will review all messages received and will forward any message that reasonably appears to be a communication that deals with the functions of the Board of Directors or the standing committees of the Board of Directors, or that otherwise requires the attention of the Board of Directors and the Nominating and Corporate Governance Committee. Communications will be sent as soon as practicable to the director, or group of directors, including the independent directors, to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are unrelated to the duties and responsibilities of the Board of Directors, such as general business complaints or employee grievances, communications of such matters will not be forwarded to the Board of Directors. The corporate secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, originally adopted in 2016 and most recently revised in April 2020, meet or exceed the listing standards adopted by Nasdaq and are posted on the Investor Relations page of the Company’s website, investors.firstcash.com, and are also available in print upon request to the Company’s corporate secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Management and Directors

The following tables set forth, as of April 13, 2020, the number and percentage of outstanding shares of Common Stock owned by: (i) each of the Company’s directors or director nominees; (ii) the named executive officers as defined in Item 402 of Regulation S-K; and (iii) all directors and executive officers, as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To the best of the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Beneficial Owner	Number of Shares Common Stock		Number of Shares Underlying Exercisable Options or RSUs Vesting Within 60 Days		Total Number of Shares Beneficially Owned	Percent (1)
Directors:
Daniel E. Berce	17,072		560	(3)	17,632	*
Mikel D. Faulkner	6,277		560	(3)	6,837	*
Daniel R. Feehan	100,816	(2)	—		100,816	*
James H. Graves	21,272		560	(3)	21,832	*
Randel G. Owen	4,577		560	(3)	5,137	*

Executive officers:
Rick L. Wessel (also a Director)	815,800		—		815,800	1.97%
T. Brent Stuart	23,692		—		23,692	*
R. Douglas Orr	143,301	(4)	—		143,301	*
Raul R. Ramos	5,838		20,000		25,838	*
Anna M. Alvarado	3,819		—		3,819	*

Executive officers and directors as a group
(10 persons, including the nominees for director)	1,142,464		22,240		1,164,704	2.81%

(1)	Based on 41,440,498 shares of Common Stock issued and outstanding as of April 13, 2020.

(2)	Includes 47,567 shares held in an irrevocable trust of which Mr. Feehan’s wife is the sole trustee.

(3)	Reflects a pro rata portion of unvested restricted stock units that would become vested and convert to shares of Common Stock upon termination of service as a director by reason of retirement.

(4)	Includes 12,500 shares held by a family limited partnership. Mr. Orr is a general partner of the partnership that owns the reported securities.

*	Ownership percentage is less than 0.5%

Beneficial Owners Who Hold More than 5% of the Company’s Common Stock

The table below shows information for persons known by the Company to beneficially own more than 5% of the Company’s Common Stock based on their filings with the SEC through April 13, 2020:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent (1)
BlackRock, Inc.	5,725,323	(2)	13.82%
55 East 52nd Street New York, NY 10055
The Vanguard Group	3,874,821	(3)	9.35%
100 Vanguard Boulevard Malvern, PA 19355
FMR LLC	3,181,957	(4)	7.68%
245 Summer Street Boston, MA 02210

(1)	Based on 41,440,498 shares of Common Stock issued and outstanding as of April 13, 2020.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 4, 2020. BlackRock, Inc. reports that it has sole voting power over 5,595,693 shares of Common Stock and sole dispositive power over 5,725,323 shares of Common Stock beneficially owned.

(3)
This information is based on a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group reports that it has sole dispositive power of 3,782,606 shares of Common Stock, shared dispositive power over 92,215 shares of Common Stock, sole voting power over 88,546 shares of Common Stock and shared voting power over 9,161 shares of Common Stock beneficially owned.

(4)
This information is based on a Schedule 13G/A filed with the SEC on February 7, 2020. FMR LLC reports that it has sole voting power over 552,085 shares of Common Stock and sole dispositive power over 3,181,957 shares of Common Stock beneficially owned.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Messrs. Berce, Faulkner, Graves and Owen served as members of the Compensation Committee, were not and have never been employed by the Company, and did not have any interlocking relationship with another entity requiring disclosure pursuant to SEC rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company’s Board of Directors has adopted a policy for the review of transactions in which the Company was a participant, and in which any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members), had a direct or indirect material interest. Pursuant to the Audit Committee Charter, the Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. The Board of Directors reviews the recommendation of the Audit Committee and then approves all related party transactions prior to the Company entering into the transaction. Any such related party transaction is evaluated to determine whether such transaction is for the benefit of the Company and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party. The Company had no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant where any related party of the Company (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Company stock, or their immediate family members) had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Board of Directors under the Company’s related party transaction policy.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by Nasdaq.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and RSM US LLP (“RSM”), the Company’s independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2019. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting. Management’s Report on Internal Control over Financial Reporting is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The Audit Committee met privately with RSM, and discussed issues deemed significant by the auditor, including those required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received from RSM the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services, if any, by RSM was compatible with maintaining its independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management’s Report on Internal Control over Financial Reporting referred to above be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

By the Audit Committee:
Daniel E. Berce
Mikel D. Faulkner
James H. Graves
Randel G. Owen

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference therein.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected RSM US LLP (“RSM”) as independent accountants to audit the books, records and accounts of the Company for the year ending December 31, 2020. The Board of Directors has endorsed this appointment.

RSM was first engaged in August 2016 as the Company’s principal accountant and has audited the Company’s consolidated financial statements for the four most recent years ended December 31, 2019.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company for the years ended December 31, 2019 and December 31, 2018, respectively, were as follows:

	2019	2018
Services Provided:
Audit	$781,666	$765,181
Audit related	—	—
Tax	—	—
All other	—	—
Total	$781,666	$765,181

The audit fees for the years ended December 31, 2019 and 2018 were for the audits of the consolidated financial statements of the Company, internal control auditing and reporting as required by Section 404 of the Sarbanes Oxley Act of 2002, issuance of consents, and review of the Company’s SEC filings.

Audit Committee Pre-Approval Policies and Procedures

The 2019 and 2018 audit services provided by RSM were approved in advance by the Audit Committee.

The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the Company’s independent accountants and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

Ratification of the Independent Registered Public Accounting Firm

Stockholder ratification of the selection of RSM as the independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of RSM to the stockholders for ratification. In the event the stockholders do not ratify the appointment of RSM as the independent registered public accounting firm for the year ending December 31, 2020, the adverse vote will be considered as a direction to the Audit Committee and the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year, it is contemplated that the appointment for the year ending December 31, 2020 will be permitted to stand unless the Audit Committee and the Board of Directors finds other good reason for making a change.

Representatives of RSM are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the Audit Committee’s selection of RSM.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2020. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of RSM as the Company’s independent registered public accountants for the year ending December 31, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued under stockholder-approved plans as of December 31, 2019.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options,	price of outstanding	(excluding securities
	warrants and rights	options, warrants and rights	reflected in column A)
	(A)	(B)	(C)
Plan Category:
Equity compensation plans approved by security holders	427,000 (1)	$38.86 (2)	3,500,000 (3)

Equity compensation plans not approved by security holders	—	—	—
Total	427,000	$38.86	3,500,000

(1)
Amount reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options and restricted stock units (assuming the performance goals with respect to performance-based restricted stock units are achieved at maximum levels).

(2)	Includes the weighted-average exercise price of outstanding options only as outstanding restricted stock unit awards do not have an exercise price.

(3)	Reflects shares available for issuance pursuant to the Company’s 2019 Long-Term Incentive Plan, all of which may be issued pursuant to grants of full-value stock awards.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

Name	Age	Position
Rick L. Wessel	61	Vice-Chairman of the Board and Chief Executive Officer (“CEO”)
T. Brent Stuart	50	President and Chief Operating Officer (“COO”)
R. Douglas Orr	59	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (“CFO”)
Raul R. Ramos	54	Senior Vice President, Latin American Operations
Anna M. Alvarado	41	General Counsel

Rick L. Wessel joined the Company in 1992 and has served as chief executive officer since November 2006 and has been a director since November 1992 and the vice-chairman of the board of directors since September 2016. He previously served as president from May 1998 to September 2016, chairman of the board from October 2010 to September 2016, vice-chairman of the board from November 2004 to October 2010 and secretary and treasurer of the Company from May 1992 to November 2006 and the Company’s chief financial officer from May 1992 to December 2002. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years.

T. Brent Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart served as Cash America’s president and chief executive officer since November 2015, Cash America’s president and chief operating officer from May 2015 through October 2015 and served as Cash America’s executive vice president-chief operating officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the senior vice president-operations for Cash America’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a regional vice president from November 2008 to July 2010. Prior to joining Cash America, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of vice president with Fremont Investment and Loan from 2006 to 2008, senior vice president with Nationstar Mortgage from 2004 to 2006 and vice president with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992.

R. Douglas Orr joined the Company in July 2002 as the vice president of finance. Since January 2003, Mr. Orr has served as the chief financial officer, and since January 2005, Mr. Orr has also served as executive vice president. In addition, Mr. Orr has served as secretary and treasurer since November 2006. Prior to joining the Company, Mr. Orr spent 14 years at Ray & Berndtson, a global executive search firm, where he served in senior executive and financial management roles. Prior to his employment at Ray & Berndtson, Mr. Orr worked for four years at Price Waterhouse LLP.

Raul R. Ramos joined the Company in 1992 to be in charge of the jewelry operations center. Mr. Ramos has served in a progression of operational management roles since he joined the Company, including his current position of senior vice president, Latin American operations and his positions as vice president of operations and other management roles prior to his current role. In this current role, which he has held since May 2013, Mr. Ramos directs all store operations in the Company’s Latin America and South Texas markets. Prior to his employment with the Company, he worked in the pawn and retail jewelry industries.

Anna M. Alvarado joined the Company in 2011 as Associate General Counsel and was promoted to General Counsel in January 2015. Ms. Alvarado leads and directs all aspects of the Company’s legal matters, including government relations in both the U.S. and Latin America. Before joining the Company, she had five years of experience as a trial and litigation attorney with two firms based in Texas. Ms. Alvarado is licensed by the State Bar of Texas and holds a doctors of jurisprudence (JD) and a M.B.A. Before a career in law, she was employed as an accountant.

All officers serve at the discretion of the Board of Directors.

The current executive officers of the Company have significant tenure with the Company and pawn or related industries:

	Years of Experience:
Name	FirstCash		Industry
Rick L. Wessel, CEO	28		28
T. Brent Stuart, COO	11	(1)	27
R. Douglas Orr, CFO	17		17
Raul R. Ramos, SVP Latin American Operations	27		32
Anna M. Alvarado, General Counsel	8		8

(1)	Mr. Stuart joined the Company in September 2016 in conjunction with the Merger as the president and chief operating officer. Prior to that, Mr. Stuart had been employed by Cash America since 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The goal for the FirstCash executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for the Company’s growth and success in a dynamic and competitive market. The overriding compensation philosophy of the Company is to promote a “culture of ownership” among its executives by aligning their interests with those of its stockholders. The specific objectives of the Company’s compensation programs include:

•	Linking Company performance with executive compensation, while not encouraging excessive risk-taking;

•	Balancing short- and long-term Company performance with a weighting towards long-term performance; and

•	Aligning executives’ interests with those of stockholders through long-term ownership of Company stock.

The long-term strategy and business plans of FirstCash are focused on growing revenues and income by opening new (“de novo”) retail pawn locations, acquiring existing pawn stores in strategic markets and increasing revenue and operating profits in existing stores. The Company believes that successfully executing on these strategies will drive long-term growth in stockholder returns.

The Compensation Committee and the Board of Directors continually review and improve its pay practices for its executive officers (who are referred to in this Proxy Statement as the “named executive officers,” or “NEOs”) to ensure they reward and drive superior performance and align with stockholders’ interests. In assessing its performance for internal and external reporting purposes, the Company reviews certain key performance measures which include, but are not limited to:

•	Total revenue, segment revenue and revenue from pawn operations;

•	Net income and adjusted net income;

•	Diluted earnings per share and adjusted diluted earnings per share;

•	Adjusted EBITDA (Adjusted earnings before net interest expense, tax expense, depreciation expense and amortization expense) and adjusted EBITDA margin;

•	Store count additions from both store openings and acquisitions; and

•	Total stockholder returns.

Changes in the Compensation Program for 2019

As a result of the continued efforts to improve its pay practices, the Company made certain changes in its compensation programs and practices beginning in 2019. Based on recommendations by Pay Governance and the Compensation Committee, the following changes were approved and implemented for the executive compensation plans in 2019:

•	In an effort to further align the pay mix with the market, the Committee increased the performance-based restricted stock unit component of pay for the CEO, COO and CFO. Specifically,

◦	Salaries in 2019 remained unchanged from 2018 salary levels for the CEO, COO and CFO;

◦	Target and maximum payout opportunities under the cash-based short-term incentive plan for 2019 remained unchanged from 2018; and

◦	The only increase in target compensation was through long-term, performance-based restricted stock awards.

•	Additional changes in the compensation program for 2019 include:

◦
The short-term incentive plan was modified to give heavier weight to earnings-based performance measures with adjusted EPS and adjusted EBITDA weighted at 40% each for a total of 80%, as compared to 70% in 2018;

◦	A third performance measure, growth in core pawn revenue, was added to the long-term performance-based restricted stock awards;

◦	The store addition target in the performance-based restricted stock awards was modified to measure only de novo store openings, rather than total store additions which include acquisitions.

Impact of Performance on Executive Compensation

The Company significantly grew adjusted earnings per share and adjusted EBITDA in 2019, despite the rapid contraction of non-core consumer lending operations, and exceeded its growth targets for key earnings and profitability metrics. In addition, the Company grew net revenues in Latin America, a key driver for long-term growth, at levels significantly above target. The performance-related payouts under the compensation plans for the CEO, COO and CFO directly reflected these performance results and the Company believes the compensation plan payouts in 2019 reflected a proper alignment between pay and performance.

The following chart summarizes the performance measures driving 2019 annual incentive compensation for the NEOs (dollars in thousands, except per share amounts):

Performance Measure	2019 Result		Increase Over Prior Year
Adjusted earnings per share	$3.89	*	10%
Adjusted EBITDA	$303,782	*	7%
Latin America operations segment net revenue (constant currency basis)	$343,508	*	19%

*	See Appendix A for a reconciliation of non-GAAP financial measures.

2019 Operating Results

Revenue and Store Growth:

Almost all of the Company’s revenues are derived directly from it retail pawn stores. The Company believes long term growth in revenues is dependent upon increasing revenues in existing stores and adding new locations.

The following charts illustrate pawn revenue, which includes pawn fees, retail merchandise sales and wholesale scrap jewelry sales, and non-core consumer lending revenue for each of the last three years, and the number of store locations operated by the Company at the end of each of these years:

Revenue growth highlights for the year ended December 31, 2019:

•	Total revenue for 2019 increased 5% compared to 2018.

•	Revenue from pawn operations, which includes pawn fees, retail merchandise sales and wholesale scrap jewelry sales, increased 7% in 2019 compared to 2018.

•
Pawn revenues in Latin America increased 21% in 2019 compared to 2018, due primarily to store additions and same-store improvements, while pawn revenue in the mature U.S. market increased less than 1%.

•
Revenue growth from pawn operations was offset by a $36 million, or 64%, decline in non-core consumer loan revenue compared to 2018, as the Company has deemphasized its consumer lending operations in recent years due to regulatory constraints and increased internet-based competition for such products.

The Company added a significant number of additional pawn store locations during the year ended December 31, 2019:

•	A total of 279 stores were added in 2019 which included:

◦	163 acquired pawn stores in Latin America

◦	89 de novo pawn stores opened in three countries in Latin America

◦	27 acquired pawn stores in the U.S.

•	The year-over-year store count increased 18% in Latin America and 8% overall.

•	Net store additions have grown at a compound annual growth rate of 9% over the past three years, which is a key driver of long-term revenue growth.

Earnings Results:

Earnings growth represents the most important driver of long-term stockholder value. The Company believes long-term earnings growth is dependent upon increasing revenues and improving profitability margins.

The following charts illustrate net income (GAAP and adjusted), diluted earnings per share (GAAP and adjusted), EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin for each of the three years ended December 31, 2019. Adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are non-GAAP financial measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.

Earnings growth highlights for the year ended December 31, 2019:

•	Diluted earnings per share increased 12% on a GAAP basis and 10% on an adjusted non-GAAP basis compared to the prior year.

•
Year-over-year comparative earnings per share growth on both a GAAP and adjusted non-GAAP basis were negatively impacted by the expected contraction in non-core consumer lending operations and costs associated with the wind-down of consumer lending operations in Ohio during 2019.

◦	GAAP basis and adjusted non-GAAP earnings per share were reduced by approximately $0.25 and $0.19, respectively, compared to the prior year as a result of non-core consumer lending contraction.

◦	Excluding the earnings impact from consumer lending contraction, adjusted non-GAAP earnings per share would have increased 17% for 2019 compared to 2018.

•	Consolidated net income was a record $165 million in 2019.

•
Adjusted EBITDA surpassed $300 million for the first time, totaling a record $304 million. Growth in adjusted EBITDA during 2019 was 7% compared to the prior year, despite the significant year-over-year decline in the consolidated pre-tax earnings from the planned consumer lending contraction.

•	EBITDA margin increased 70 basis points to 16.1% and adjusted EBITDA margin increased 30 basis points to 16.3% compared to the prior year.

•	GAAP net income has grown at a compound annual growth rate of 40% over the past three years and adjusted net income has grown at a compound annual growth rate of 25% over the same three-year period.

•	Over the past three years, EBITDA and adjusted EBITDA have grown at a compound annual growth rate of 27% and 19%, respectively.

Overall, the income growth results reflect the Company’s ongoing strategy of increasing its store count and increasing the revenue and operating profits in its existing stores.

Financial Return Metrics:

The following charts illustrate asset and equity return metrics for each of the three years ended December 31, 2019. Return on tangible assets and return on tangible equity are non-GAAP financial measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided in Appendix A.
Financial return metric highlights for the year ended December 31, 2019:

•
Return on assets decreased 40 basis points to 7.0%, while return on tangible assets increased 130 basis points to 15.2% compared to the prior year. The return on assets for 2019 was negatively impacted by the first-time inclusion of the operating lease right of use asset arising from the implementation of the Financial Accounting Standards Board’s new lease accounting standard, which was not included on the balance sheet prior to January 1, 2019.

•	Return on equity was 12.4% compared to 11.2% in 2018, while return on tangible equity was 53.2% compared to 37.7% in the prior year.

Stockholder Return:

The Company continually tracks its long-term total stockholder returns and compares them against the long-term returns for its peer group and other broad indices of similar sized companies. Total stockholder returns are calculated on a compound annual growth rate basis and include price appreciation value plus dividends paid over the period.

The following chart illustrates total stockholder return for the three and five-year periods ended December 31, 2019 for the Company as compared to the 2019 Peer Group (as defined below), the Russell 2000 index and the S&P MidCap 400 Index.

Stockholder return highlights include:

•	The Company’s stockholder return significantly outperformed its 2019 peer group for the three and five-year return periods ended December 31, 2019.

•
While the Company’s returns exceeded peer group and broad indices, we believe FirstCash’s total shareholder returns for the three and five-year return periods ended December 31, 2019 would have been even greater if not for the contraction of the Company’s non-core consumer lending operations and the negative impact of foreign currency exchange rates.

◦
Consumer lending operations have been significantly deemphasized by the Company in recent years due to regulatory constraints and increased internet based competition. The contraction of the Company’s non-core consumer lending operations offset a significant portion of the Company’s growth from its pawn operations and has been a substantial headwind negatively impacting the three and five-year stockholder returns. On a pro forma basis including Cash America prior to the Merger, the Company reduced the number of stores offering consumer loans from 531 locations as of December 31, 2015, which produced pro forma revenue of $118 million in 2015, to just 47 locations as of December 31, 2019, which produced revenue of just $20 million in 2019.

◦
The Company derives significant revenue, earnings and cash flow from operations in Latin America, where business operations are primarily transacted in Mexican pesos. The average value of the Mexican peso relative to the U.S. dollar decreased by 45% over the five-year period ended December 31, 2019, which significantly reduced U.S. dollar reported earnings over that period and negatively impacted the Company’s five-year stockholder return. Over the three year period ended December 31, 2019, the average value of the Mexican peso relative to the U.S. dollar decreased by 3%.

Key Features of the Executive Compensation Program

The Compensation Committee is mindful of evolving practices in executive compensation and corporate governance. The table below highlights the Company’s current executive compensation practices—both the practices it believes will drive performance and mitigate risk (left column) and the practices it has not implemented or eliminated because it does not believe they would serve stockholders’ long-term interests (right column).

What The Executive Compensation Program Does:	What The Executive Compensation Program Does Not Do:
Emphasizes an appropriate mix of cash and equity, annual and long-term compensation and fixed and variable pay. All annual and long-term incentive plans for the top three executives are 100% performance-based
Does not provide for annual cash incentive compensation payouts based on a single performance metric
Pays senior executives’ salaries commensurate with their backgrounds, years of experience, special skill sets and competitive practice	Does not provide guaranteed salary increases for the top three senior executives
Provides annual cash incentive awards which are tied directly to Company performance based primarily on earnings metrics and revenue-based metrics
Does not contemplate discretionary cash awards to the top three senior executives but does recognize there may be situations when discretion can and should be exercised in the context of unusual and unanticipated circumstances

Provides annual grants of long-term performance-based equity awards based on attainment of cumulative long-term profitability and growth targets

Equity awards are forfeited if the executive leaves the Company voluntarily or is terminated for cause before the vesting date, which is generally three years from the date of grant for the senior executives

Does not provide for automatic, time-based vesting of equity awards for the top three senior executives

Does not allow repricing of underwater stock options without stockholder approval

Has not historically used out of cycle incentive awards or equity grants to senior executives

Change in control provisions for the senior executive officers have "double trigger" severance and equity benefits in the event of involuntary termination following a change in control in exchange for a two year non-compete and non-solicitation agreement
Does not provide for “single-trigger” severance upon a change in control or excise tax gross up protection for executives in connection with a change in control
Caps the maximum annual incentive award and long-term performance award for the top three executives and provides minimum performance thresholds below which no incentive awards are granted	Does not provide for automatic minimum payout awards for annual or long-term performance awards; all incentives must be earned by the top three executives based on performance criteria
Senior executives participate in the same 401(k) retirement plan as all other domestic employees and receive modest perquisites with a sound business rationale	Does not provide supplemental retirement plans, non-qualified deferred compensation plans or other excessive executive perquisites
Subjects all incentive-based compensation to a “clawback” policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to NEOs under certain circumstances
Does not encourage unnecessary or excessive risk taking as a result of the Company’s compensation policies
Provides that NEOs and directors are subject to robust stock ownership guidelines	Does not allow for hedging of Company stock

Role of the Compensation Committee

The Compensation Committee reviews and administers the compensation program for the Company’s executive officers, including recommending to the Board of Directors for approval of the specific compensation of all of the NEOs. Compensation is typically set at the first Compensation Committee meeting each calendar year after reviewing performance for the past year and prospects for the year ahead. The Compensation Committee regularly meets with the CEO, COO and CFO, who provide insight into how individual executives are performing. The Compensation Committee retains broad flexibility in the administration of the Company’s compensation plans.

The Compensation Committee has the authority to engage outside advisors to assist the Compensation Committee in the performance of its duties. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, CEO or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Committee’s Use of an Independent Consultant

The Compensation Committee retained the services of Pay Governance, an independent compensation advisory firm, to advise the Compensation Committee on various aspects of the Company’s compensation program. The Compensation Committee assessed Pay Governance's independence, as required under Nasdaq listing rules. Based on this review, the Compensation Committee does not believe any conflict of interest existed with the work performed by Pay Governance and considers them to be independent.

Pay Governance worked with the Compensation Committee and management to develop the 2019 peer group (“2019 Peer Group”) discussed below and made recommendations on revising the target amounts and maximum payouts under the proposed 2019 annual cash and equity-based incentive plans and also provided recommendations on the performance metrics included in the 2019 incentive plans. Additionally, Pay Governance presented periodic updates on trends and developments across the executive compensation landscape to management and the Compensation Committee.

Peer Group Benchmarking

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies primarily in the pawn, specialty consumer finance and specialty retail industries. All of the peer companies are within a range of market cap and revenue size similar to the Company. In determining compensation for its NEOs, each element of its compensation program is compared against the published compensation data of its 2019 Peer Group and other compensation surveys. The Compensation Committee, while mindful of this peer group and survey data, has not established a specific range of compensation for any element of pay from the peer group, but instead uses the data as a general guideline for discussion and consideration. The overall goal of this process is to enable the Company to provide total compensation packages competitive with prevailing practices in the Company’s industry and within the Company’s peer group.

The Compensation Committee engaged Pay Governance to help construct the 2019 Peer Group. The following specific factors, among other things, were considered during the construction of the 2019 Peer Group:

•	Market capitalization

•	Revenue

•	Geographic footprint (specifically with international operations in Latin America)

•	Customer base (specifically serving value-conscious retail consumers and/or credit-challenged borrowers)

•	Regulatory environment (specifically in highly regulated pawn, consumer finance and other financial services industries)

The Compensation Committee believes the lack of a significant number of public pawnshop competitors creates difficulty in constructing a direct peer group. Accordingly, the 2019 Peer Group is constructed with input from Pay Governance using a broader group of companies which are generally indicative of the underbanked, cash-constrained and value-conscious retail consumer that make up the majority of the Company’s customer base and which are also aligned with the increasing size and complexity of the organization. The Compensation Committee used the 2019 Peer Group to benchmark executive and director compensation levels and practices.

The Compensation Committee established the following group of peer companies for benchmarking compensation for 2019:

2019 Peer Group	Industry	Geographic Focus
Pawnshop Companies:
EZCORP, Inc.	Pawnshop operator	United States, Latin America, Canada

Consumer Finance and Related Service Companies:
Credit Acceptance Corporation	Specialty consumer finance	United States
Encore Capital Group, Inc.	Specialty consumer services	Worldwide (including Latin America)
Green Dot Corporation	Specialty consumer finance	United States
H&R Block, Inc.	Specialty consumer services	United States, Canada, Australia
OneMain Holdings, Inc.	Specialty consumer finance	United States
PRA Group, Inc.	Specialty consumer services	United States, Canada, Europe

Retail Companies:
Aaron’s, Inc.	Specialty retail/consumer finance	United States, Canada
Big Lots, Inc.	Specialty retail	United States
Cinemark Holdings, Inc.	Movies and entertainment	United States, Latin America
Conn’s, Inc.	Specialty retail/consumer finance	United States
DSW Inc.	Specialty retail	United States
Five Below, Inc.	Specialty retail	United States
Sally Beauty Holdings, Inc.	Specialty retail	North America, Latin America, Europe

The Compensation Committee, with the assistance of Pay Governance, reviewed the composition of the 2019 Peer Group in the fall of 2018. As a result of the review, Rent-A-Center, Inc. was removed as it was anticipated that it was going to become privately held. In addition, Santander Consumer USA Holdings Inc. and SLM Corporation were removed, while Credit Acceptance Corporation, Green Dot Corporation and Conn’s, Inc. were added in order to more closely align the Company’s 2019 Peer Group with that of the U.S. proxy advisory organizations.

The following table, based on data compiled by Pay Governance as of December 31, 2018, shows a comparison of FirstCash’s market cap, revenues, assets and relative percentile rank to the 2019 Peer Group (dollars in millions):

	2019 Peer Group Median	FirstCash	FirstCash Percentile of 2019 Peer Group
Market cap	$2,468	$3,171	59th
Revenues	$1,917	$1,781	49th
Assets	$2,557	$2,108	39th

In setting the target pay for the 2019 compensation program, the Compensation Committee referenced a benchmarking analysis prepared by Pay Governance, which indicated the CEO’s target compensation was at the 62ndpercentile of the target pay of the 2019 Peer Group.

Role of the CEO in Executive Compensation Decisions

The Company’s CEO works closely with the Compensation Committee, providing his assessment and recommendations on the competitiveness of the programs and the performance of the other NEOs and makes recommendations for consideration pertaining to the compensation of the NEOs. The Compensation Committee takes these recommendations into consideration and either approves or works with the CEO to develop suitable proposals. The CEO does not, however, participate in discussions and decisions about his own compensation.

2019 Say on Pay Vote and Shareholder Dialogue

At the Company’s 2019 Annual Meeting of Stockholders, the stockholders approved the compensation of the NEOs with 96% of the votes cast in favor of the Company’s compensation programs. The Company’s senior executives meet regularly with significant stockholders, and during 2019 did not receive substantive comments or inquiries regarding concerns around the compensation programs. Given the strong stockholder support for the Company’s compensation programs evidenced by the 2019 say on pay vote and the lack of direct comment from stockholders, the Company did not engage in a specific outreach program with stockholders regarding changes to its executive compensation program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board of Directors and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Elements of Compensation

The Company’s principal focus is on total direct compensation, which includes a smaller guaranteed portion and a larger at-risk portion. The types of compensation paid to the NEOs currently consists of salary, annual performance-based cash incentives for the CEO, COO and CFO, annual cash bonuses for NEOs other than the CEO, COO and CFO, and long-term incentive compensation (primarily in the form of performance-based restricted stock units as well as time-based restricted stock units for NEOs other than the CEO, COO and CFO).

The following table summarizes the key elements of compensation for the CEO, COO and CFO:

	Base Salary	Annual Performance Incentive Plan (“APIP”)	Long-Term Incentive Plan (“LTIP”)
Form of compensation	Cash	Cash	Equity — Performance-Based Restricted Stock
Type	Fixed	Performance-based	Performance-based
Purpose	Fixed pay	Drive short-term financial performance and growth	Drive long-term growth, align management interests with those of stockholders and promote retention
Performance period	Ongoing	1 year	3 years
Performance measures	N/A	• Adjusted earnings per share • Adjusted EBITDA • Latin America net revenue growth (constant currency)	• Adjusted net income • Pawn revenue • New store openings
Payment/grant date	Ongoing	Paid annually, typically in January, for prior year performance	Shares vest after completion of the three-year cumulative performance period
Performance determination	Based in part on individual performance, experience and expertise	Formulaic	Formulaic

“At-Risk” Pay Mix

A significant portion of the compensation for the Company’s NEOs is in the form of at-risk variable compensation. The Company believes this appropriately aligns the interests of its NEOs with those of its stockholders. For the CEO, COO and CFO, the only significant element of fixed compensation is their salary. All annual cash awards and all equity awards are variable under objective, performance-based plans. The Company does not grant time vested awards to these individuals nor does it provide for other supplemental retirement plans or other non-qualified plans, which are typically not performance-based.

For 2019, the Compensation Committee increased the percentage of the CEO’s target compensation tied to long-term performance incentives, which in turn reduced the percentage of compensation tied to salary and short-term incentives and better aligns CEO and stockholder interests. The mix of compensation elements at target award levels for the CEO used in 2019 is as follows:

Salary

The Company offers what it believes to be competitive salaries to its NEOs. The salary must be sufficient to attract and retain talented executives and provide a secure base of cash compensation. In addition, salary levels for the Company’s NEOs are set at levels the Compensation Committee believes to be, based on its general business experience and review of peer company data, competitive in relation to the salary levels of executive officers in the Company’s peer group, taking into consideration the NEO’s position, tenure, responsibility and need for special expertise. In setting the CEO’s salary in particular, the Compensation Committee believes Mr. Wessel’s long tenure with the Company and the significant complexity of operating over 2,600 pawn locations in five countries warrants a salary above the median for the peer group.

Annual salary increases, typically determined in January of each year, are not guaranteed. Salary increases, if any, take into account changes in the cost of living and subjective factors such as the executive’s performance against job expectations, changes in the market, increased job responsibilities and experience.

The following table details each NEO’s base salary amounts for 2019 and 2018:

	Base Salary
NEO	2019	2018	Increase
Rick L. Wessel, CEO	$1,175,000	$1,175,000	—%
T. Brent Stuart, COO	725,000	725,000	—%
R. Douglas Orr, CFO	675,000	675,000	—%
Raul R. Ramos, SVP Latin American Operations	441,000	420,000	5%
Anna M. Alvarado, General Counsel	525,000	500,000	5%

Short-Term Incentive Compensation

The Company’s short-term incentive plans for the NEOs are intended to drive annual operating and financial results deemed crucial to the Company’s success.

Annual Performance Incentive Plan - For 2019, the CEO, COO and the CFO were granted opportunities to earn annual incentive compensation through the APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee, based on specified objective performance measures.

To determine amounts earned under the APIP, the Compensation Committee measures the performance of the Company against an annual operating plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the year. The Company’s level of achievement of the performance goals set forth in the annual operating plan, which is inclusive of estimated stock repurchases, will result in the payment of a cash incentive award equal to a percentage of the salary of the participating NEO. The performance measures and goals are approved by the Compensation Committee and designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The participants may earn annual cash incentives between 0% and a stated maximum percentage (which remained consistent with prior year at 300% for the CEO and 200% for the COO and CFO) of their respective salary. The range of percentages for each participating NEO are based on the scope of the officer’s responsibilities, internal pay equity among participating NEOs with similar responsibilities and competitive considerations, and are reviewed annually by the Compensation Committee.

For 2019, the Compensation Committee established the following performance measures and weightings for the APIP:

Performance Measure	Weight
Adjusted diluted earnings per share	40%
Adjusted EBITDA	40%
Growth in Latin America operations segment net revenue (on a constant currency basis)	20%

The performance measures for the APIP remained consistent with the performance measures used in 2018, except that the growth in Latin America operations segment was tied to net revenue alone, rather than the previously used “greater of” measure tied to either revenue or net revenue. In addition, the weighting of the performance measures was modified in 2019 to give heavier weight to earnings measures with adjusted earnings per share and adjusted EBITDA each weighted at 40%, for a total of 80%, as compared to 70% in 2018, while Latin America segment operations net revenue growth was weighted at 20% compared to 30% in 2018.

The Compensation Committee believes the nature and mix of these performance measures provides an appropriate mix of short-term targets directed primarily at earnings growth (adjusted earnings per share and adjusted EBITDA). The adjusted earnings per share performance measure represents the performance metric which the Compensation Committee believes most impacts stockholder returns over a one-year period. The adjusted EBITDA performance measure is also focused on the achievement of earnings growth, but excludes the impact of share repurchases, financing activities and tax strategies, resulting in a pure measure of operating profitability. The growth in Latin America net revenue performance measure is focused on growth in what the Company believes is its most significant and key growth market, and where it has focused much of its store opening and acquisition activity.

In setting the performance goals for the 2019 APIP, the Compensation Committee considered the estimated impacts of the expected decline in earnings from strategic reductions in its non-core consumer lending activities, which the Company continues to de-emphasize because of increasing internet-based competition and regulatory constraints. The expected strategic reductions in its consumer lending operations, which were reflected in the Company’s 2019 operating plan, translated into an expected decline of $0.25 to $0.30 in earnings per share.

The Compensation Committee believes that after considering the expected decline in earnings from non-core consumer lending activities, the growth rates for the 2019 performance goals represented a significant degree of rigor. The 2019 APIP performance goals and the resulting growth rates over 2018 actual results, after considering the estimated impacts of the expected decline in earnings from non-core consumer lending activities, are as follows (dollars in thousands except per share amounts):

	Adjusted Earnings Per Share (3)			Adjusted EBITDA			Growth in Latin America Operations Segment Net Revenue (constant currency)
	Thresh- old (4)	Target	Maxi- mum	Thresh- old (4)	Target	Maxi- mum	Thresh- old (4)	Target	Maxi- mum
2019 APIP performance goals	$3.60	$3.85	$4.10	$284,466	$299,500	$314,055	11.5%	14.0%	16.5%

Considered adjustments:
Estimated non-core consumer lending contraction (1)	0.28	0.28	0.28	16,030	16,030	16,030
Adjusted 2019 APIP performance goals	$3.88	$4.13	$4.38	$300,496	$315,530	$330,085

Growth rate of adjusted 2019 goals over 2018 actual (2)	10%	17%	24%	6%	11%	16%	11.5%	14.0%	16.5%

(1)	Amount represents the mid-point of the estimated range provided in the Company’s press release dated January 31, 2019.

(2)	Actual 2018 adjusted earnings per share, adjusted EBITDA and Latin America segment net revenue were $3.53, $284.2 million and $288.7 million, respectively.

(3)	Includes earnings per share accretion from the original Board-approved budget for 2019 share repurchases of approximately 1.4 million shares.

(4)	No award is earned if actual performance is less than the performance measure threshold amounts.

Achievement of 2019 APIP Performance Goals - The following table sets forth the performance goals for each of the 2019 APIP performance measures and the actual performance achieved (dollars in thousands except per share amounts):

		Performance Range			2019 Actual Performance
Performance Measure	Weight	Threshold	Target	Maximum
Adjusted diluted earnings per share	40%	$3.60	$3.85	$4.10	$3.89	(1)
Adjusted EBITDA	40%	$284,466	$299,500	$314,055	$303,782
Growth in Latin America operations segment net revenue (constant currency)	20%	11.5%	14.0%	16.5%	19%

(1)
The Company repurchased approximately 1.3 million shares in 2019 compared to approximately 1.4 million shares that were included in the 2019 operating plan used to set the adjusted diluted earnings per share performance goals.

The following table sets forth the threshold, target and maximum percentages of each eligible NEO’s salary available to be earned, the percentage of each participant’s salary earned based on the actual performance achieved, the target award and the actual award paid (dollars in thousands):

				Award Earned Based on Actual Performance (% of Salary)	Cash Incentive Award Earned Based on Actual Performance
	Potential Award (% of Salary)
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	25%	150%	300%	208%	$2,443
T. Brent Stuart, COO	25%	125%	200%	154%	$1,116
R. Douglas Orr, CFO	25%	125%	200%	154%	$1,047

The Compensation Committee believes the amounts earned under the 2019 APIP appropriately reflect the Company’s operating results.

•
The two primary performance measures, adjusted earnings per share and adjusted EBITDA, increased by 10% and 7%, respectively, compared to 2018 and the Company achieved 101% of the target for each performance measure. The increases in adjusted earnings per share and adjusted EBITDA were driven by significant growth in the Company’s pawn operations, partially offset by expected earnings declines from non-core consumer lending operations.

•
The third performance measure, net revenue growth in the Latin America operations segment (on a constant currency basis) increased 19%, driven primarily by the addition of 252 stores in Latin America through a combination of de novo store openings and acquisitions and same-store revenue growth.

Cash Bonuses - The Company does not pay discretionary bonuses to NEOs participating in the APIP. Annual cash bonuses are paid to the other NEOs and certain other key employees to reflect the breadth of their expertise and responsibility, achievement of certain financial or strategic results and to make the cash component of compensation competitive with that of the Company’s peers. While the Company maintains broad discretion to vary overall cash compensation for a given year by varying the amount, if any, of such cash bonuses, these bonuses are typically determined by evaluating financial and strategic targets such as revenues, operating profits and margins and store additions, among other criteria, in a manner similar to the NEOs participating in the APIP. These cash bonuses may reflect a material part of the NEOs’ overall compensation, with payments commensurate with the executive’s position, responsibilities and individual and overall Company performance. Annual cash bonuses paid to other NEOs are reviewed and approved by the Compensation Committee based on the CEO’s recommendation. The 2019 cash bonus awards to NEOs consisted of $750,000 to Mr. Ramos and $440,000 to Ms. Alvarado.

Long-Term Incentive Compensation

The Company makes annual equity awards to its NEOs and certain other employees to provide incentive for them to achieve targeted levels of financial performance and stay with the Company over the long term, as well as align their interests with those of the Company’s stockholders. These equity awards also provide additional flexibility to the Compensation Committee to reward superior performance by NEOs and certain other employees.

The Compensation Committee has established an LTIP for the CEO, COO and CFO. Performance-based restricted stock units granted under the LTIP vest over multi-year periods, contingent upon the Company attaining defined performance goals. The Compensation Committee certifies the attainment of the performance goals upon completion of the respective performance periods, and any earned shares are distributed to participants following the end of such performance periods.

The date of grant for all equity awards granted is the date of Compensation Committee approval. The Company does not have a program, plan or practice of timing the grant of equity awards in coordination with the release of material non-public information. The Company believes all such equity grants as described herein align the executives’ interests with those of the Company’s stockholders.

2019 Performance-Based Restricted Stock Units Granted Under the LTIP - In 2019, performance-based restricted stock units were granted under the LTIP to the CEO, COO and CFO, which vest three years from the date of the grant. The performance period for the 2019 grant is a three-year cumulative period beginning on January 1, 2019 and ending on December 31, 2021. To determine the number of restricted stock awards that vest under the LTIP, the Compensation Committee measures the three-year cumulative performance of the Company against three-year cumulative performance goals approved by the Compensation Committee in the first quarter of the year of the initial grant. The Company’s level of achievement of the performance goals set forth in the three-year cumulative performance period will result in the vesting of restricted stock awards between zero and 150% of a stated target number of shares three years after the date of the grant. The performance goals are designed to reinforce the Company’s focus on profitability and enhancement of long-term stockholder value. The range of percentages for each participating executive officer are based on the scope of the officer’s responsibilities, internal pay equity among participating executive officers with similar responsibilities and competitive considerations and are reviewed annually by the Compensation Committee.

For 2019, the Compensation Committee established the following performance measures and weightings for the LTIP:

Performance Measure	Weight
Adjusted net income	40%
Pawn revenue (on a constant currency basis)	40%
New store openings	20%

A third performance measure, growth in constant currency pawn revenue (defined as retail merchandise sales, pawn loan fees and wholesale scrap jewelry sales), was added in 2019 and the store addition performance measure was modified in 2019 to measure only de novo store openings, rather than total store additions.

The Compensation Committee believes adjusted net income, pawn revenue and new store openings are proper metrics to use for long-term performance evaluation. By definition, the adjusted net income measure includes all normal and recurring operating expenses, including financing costs, while excluding any potential benefit from share repurchases. Growth in pawn revenues reflects the Company’s strategy to focus on core pawn operations and incentivizes long-term growth through a combination of improving same-store revenues and the addition of new and acquired locations. The growth in store locations is considered a key driver of future long-term revenue and profitability growth as most of the Company’s customers access the Company’s products and services directly from neighborhood-based retail locations. Accordingly, store growth from new store openings is critical for accessing new customers in new and expanding markets.

The Compensation Committee does not utilize relative performance measures in the LTIP program due to the very limited number of direct peer companies in the pawn industry.

The cumulative three-year performance goals established for adjusted net income and pawn revenue are based on target adjusted net income and pawn revenue for 2019 (consistent with target profitability metrics utilized in the APIP) with increases in 2020 and 2021 based on long-term growth rates established by the Compensation Committee.

The cumulative three-year performance goal established for new store openings is based on the store openings budgeted for 2019 with increases in 2020 and 2021 based on a long-term store growth formula established by the Compensation Committee.

The Compensation Committee established these goals to ensure alignment with the Company’s long-term internal targets for revenue and earnings growth, while also balancing the risk of over-incentivizing growth.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities and the respective grant date fair value of the awards for each of the 2019 LTIP performance measures:

	CEO			COO/CFO
	Threshold (1)	Target	Maximum	Threshold (1)	Target	Maximum
Percentage of target award	25%	100%	150%	25%	100%	150%

Considered Award Value (2):
Adjusted net income	$330,000	$1,320,000	$1,980,000	$120,000	$480,000	$720,000
Pawn revenues (constant currency)	330,000	1,320,000	1,980,000	120,000	480,000	720,000
New store openings	165,000	660,000	990,000	60,000	240,000	360,000
Total	$825,000	$3,300,000	$4,950,000	$300,000	$1,200,000	$1,800,000

Award Shares Granted (3):
Adjusted net income	4,199	16,796	25,194	1,527	6,108	9,161
Pawn revenues (constant currency)	4,199	16,796	25,194	1,527	6,108	9,161
New store openings	2,100	8,398	12,597	763	3,053	4,582
Total	10,498	41,990	62,985	3,817	15,269	22,904

Grant date fair value of award (4)	$911,856	$3,647,252	$5,470,877	$331,544	$1,326,266	$1,989,441

(1)	No award is earned if actual performance is less than the performance measure threshold amounts.

(2)
The considered award values are amounts determined by the Compensation Committee in setting target compensation for 2019 and are used to determine the award shares granted. These values do not represent the grant date fair value shown in the “Stock Awards” column of the Summary Compensation Table below.

(3)
Award shares granted are determined by dividing the considered award values by the average of the closing price of the Company’s stock over the 45 trading days immediately prior to the grant date, which was $78.59 per share.

(4)	The grant date fair value was determined by multiplying the number of award shares granted by the closing market price of $86.86 per share for the Company’s Common Stock on the date of the grant.

2019 Other Restricted Stock Unit Awards - During 2019, the Company also granted a total of 7,000 shares of time-based restricted stock units to two of the NEOs of the Company (Mr. Ramos and Ms. Alvarado). While the Company maintains broad discretion over time-based grants, these grants are commensurate with the NEO’s position, responsibilities and individual and overall Company performance. These time-based awards vest in five equal annual installments beginning in February 2020 and become fully vested in February 2024.

Historical LTIP Grants and Performance:

2016 LTIP Grants - In 2016, the CEO and CFO were granted awards of performance-based restricted stock under the LTIP (30,000 shares to the CEO and 10,000 shares to the CFO), which vest in four equal annual installments based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual 2019 adjusted EBITDA was $304 million compared to the 2019 target of $159 million, and accordingly, 100% of the shares available for vesting in 2019 were earned. The COO did not participate in this grant as it was made prior to when he joined FirstCash. This is the final vesting under this award.

2017 LTIP Grants - In 2017, the CEO, COO and CFO were granted awards of performance-based restricted stock units under the LTIP. The 2017 grant had a three-year cumulative performance period that began on January 1, 2017 and ended on December 31, 2019. The number of shares which will vest on March 30, 2020 is based on the achievement of cumulative three-year performance goals for each performance measure.

The following table sets forth the three-year cumulative performance goals for each of the performance measures of the 2017 grant and the actual three-year cumulative performance achieved (dollars in thousands):

		Cumulative Performance Goals			Cumulative Actual Performance (2)	% of Target Obtained
2017 Grant Performance Measure	Weight	Threshold	Target (1)	Maximum
Adjusted net income	40%	$339,233	$399,097	$439,007	$457,415	115%
Total store additions	60%	230	270	297	777	288%

(1)
The target three-year cumulative performance goal for adjusted net income represented a compound annual growth rate of 19% over the actual 2016 adjusted net income of $85 million. The target three-year cumulative performance goal of adding 270 locations represents a compound annual growth rate of 4% in store count compared to December 31, 2016 store count of 2,085.

(2)	The actual three-year cumulative performance for adjusted net income and total store additions represented a 25% and 11% three-year compound annual growth rate, respectively.

The following table sets forth each participant’s threshold, target and maximum stock grant opportunities for the 2017 Grant based on the achievement of the three-year cumulative performance goals and the actual number of shares that will vest on March 30, 2020 based on the actual three-year cumulative performance:

				Shares Awarded Based on Actual Three-Year Cumulative Performance
	Potential Share Award
NEO	Threshold	Target	Maximum
Rick L. Wessel, CEO	4,444	44,444	66,667	66,667
T. Brent Stuart, COO	2,000	20,000	25,000	25,000
R. Douglas Orr, CFO	2,000	20,000	25,000	25,000

2018 LTIP Grants - In 2018, the CEO, COO and CFO were granted awards of performance-based restricted stock units under the LTIP. The 2018 Grant has a three-year cumulative performance period that began on January 1, 2018 and ends on December 31, 2020. These grants are more fully described in the table of Outstanding Equity Awards as of December 31, 2019 provided later in this section.

Perquisites and Personal Benefits

Certain NEOs received additional remuneration consistent with the Company’s approach to hiring and retaining key personnel. Such perquisites include matching contributions to 401(k) accounts, health insurance, life insurance, disability insurance, automobile allowances, club memberships and certain opportunities to travel using the Company’s aircraft.

The Company does not provide supplemental non-qualified retirement plans to any of its executives and no executive, other than the CEO, received more than $10,000 in perquisites and personal benefits.

The aggregate incremental cost to the Company during 2019 of such benefits is reflected in the Summary Compensation Table below.

Anti-Hedging Policy

The Company’s insider trading policy prohibits all of its directors, officers and employees from engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on the Company’s securities. The Board of Directors believes this prohibition further aligns the interests of directors and executives with those of stockholders, facilitates compliance with insider-trading and other applicable laws, and aids in preventing directors and executives from subjecting themselves to an actual or potential conflict of interest with the Company or creating the appearance of such a conflict.

Executive Stock Ownership and Retention Guidelines

The Company’s Board of Directors has adopted stock ownership guidelines pursuant to which all NEOs are expected to own shares of Company stock, or hold unvested time-based restricted stock awards, equal in total to a multiple of the NEO’s salary, as follows:

Participant	Target Multiple			Current Multiple as of April 13, 2020
Rick L. Wessel, CEO	5	x	Salary	49.9	x	Salary
T. Brent Stuart, COO	3	x	Salary	2.3	x	Salary
R. Douglas Orr, CFO	3	x	Salary	15.3	x	Salary
Raul R. Ramos, SVP Latin American Operations	1	x	Salary	2.2	x	Salary
Anna M. Alvarado, General Counsel	1	x	Salary	2.1	x	Salary

Until an executive has satisfied the stock ownership guidelines, they are required to retain 75% of the after-tax shares received upon the exercise or vesting of equity incentive awards. Furthermore, any sales of Company stock by an executive will be permitted only to the extent the executive will continue to meet the guidelines immediately following such sale. NEOs have five years after they first become eligible for the executive stock ownership guidelines to achieve the target multiple. Those NEOs above who have not yet achieved their respective target multiples are still within the five-year period.

Clawback Policy

The Company’s Board of Directors has adopted an executive compensation recovery, or “clawback,” policy that applies to all NEOs in the event the Company is required to restate its financial statements. The Compensation Committee may seek recovery of any short- or long-term incentive payment or award granted to executive officers during the three years preceding such restatement where (i) the payment or award grant was calculated based on achievement of the misstated financial results; (ii) the Board of Directors determines the executive engaged in intentional misconduct that materially contributed to the need for the restatement; and (iii) a lower payment or award grant would have been made to the executive based upon the restated financial results.

In addition, if the Company is required, as a result of misconduct, to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws, its CEO and CFO may be legally required to reimburse the Company for any bonus or other incentive-based compensation they received pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any year to the chief executive officer or chief financial officer (at any time during the year), and the three other most highly compensated executive officers (as of the end of any year). Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017, certain types of performance-based compensation were excluded from the $1 million deduction limit if specific requirements were met. Under the Tax Act, this special exclusion for performance-based compensation was eliminated with respect to taxable years beginning after December 31, 2017 with certain limited grandfathered exceptions. As a result of the enactment of the Tax Act, compensation to certain NEOs in excess of $1 million will generally not be tax deductible beginning with the year ending December 31, 2018.

The Compensation Committee, where possible and considered appropriate, strives to preserve corporate tax deductions, including the deductibility of compensation to NEOs, although tax deductibility is not the primary factor used by the Compensation Committee in setting compensation and will become less of a factor used by the Compensation Committee considering the changes made to Section 162(m) of the Code as provided in the Tax Act. The Compensation Committee also reserves flexibility where it is deemed necessary and in the best interests of the Company and its stockholders to continue to attract and retain the best possible executive talent, to approve compensation arrangements that are not necessarily fully tax deductible to the Company. While the Compensation Committee expects it will provide for compensation that will not be deductible under Section 162(m) of the Code, it will continue to structure the executive compensation program so that a significant portion of total executive compensation is linked to the performance of the Company.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Members of the Compensation Committee:

Randel G. Owen
Daniel E. Berce
Mikel D. Faulkner
James H. Graves

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference herein.

Summary Compensation Table

The following table summarizes the total compensation paid or earned by the 2019 NEOs for the years ended December 31, 2019, 2018 and 2017:

					Non-
					Equity
					Incentive
					Plan	All Other
Name and				Stock	Compen-	Compen-
Principal		Salary	Bonus	Awards	sation	sation	Total
Position	Year	$	$	$ (1)	$ (2)	(3)	$
Rick L. Wessel,	2019	1,175,000	—	3,647,252	2,443,256	164,213	7,429,721
Vice-Chairman, Chief	2018	1,175,000	—	2,926,000	3,525,000	178,440	7,804,440
Executive Officer	2017	1,075,000	—	2,144,423	2,825,945	126,631	6,171,999

T. Brent Stuart,	2019	725,000	—	1,326,266	1,116,271	—	3,167,537
President, Chief Operating	2018	725,000	—	1,024,100	1,450,000	—	3,199,100
Officer	2017	700,000	—	965,000	1,270,075	—	2,935,075

R. Douglas Orr,	2019	675,000	—	1,326,266	1,047,386	—	3,048,652
EVP, Chief Financial	2018	675,000	—	1,024,100	1,350,000	—	3,049,100
Officer, Secretary, Treasurer	2017	650,000	—	965,000	1,179,356	—	2,794,356

Raul R. Ramos,	2019	441,000	750,000	260,580	—	—	1,451,580
SVP Latin American	2018	420,000	800,000	73,150	—	—	1,293,150
Operations	2017	400,000	625,000	44,250	—	—	1,069,250

Anna M. Alvarado	2019	525,000	440,000	347,440	—	—	1,312,440
General Counsel	2018	500,000	400,000	219,450	—	—	1,119,450
	2017	450,000	350,000	88,500	—	—	888,500

(1)
Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock unit awards granted under the terms of the Company’s LTIP, which are described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. For performance-based awards issued to the CEO, COO and CFO, the grant date fair value was determined by multiplying the number of shares that would be issued based upon achievement of the target award by the closing market price of the Company’s Common Stock on the date of the grant. Assuming the performance measures for the 2019 performance grants would be achieved at maximum levels, the grant date fair value of the awards for 2019 would be $5,470,877 for the CEO and $1,989,441 for the COO and CFO.

(2)
Amounts represent cash incentive awards earned under the terms of the Company’s APIP. The APIP provides for the payment of annual cash incentive compensation based upon the achievement of performance goals established annually by the Compensation Committee based on one or more specified performance criteria, as more fully described in the “Compensation Discussion and Analysis” above.

(3)
The Company provides the NEOs with certain group life, health, medical, and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. As permitted by SEC rules, no amounts are shown in this table for perquisites and personal benefits for any individual NEOs for whom such amounts do not exceed $10,000 in the aggregate.

Mr. Wessel’s all other compensation for 2019 includes matching contributions under the First Cash 401(k) Profit Sharing Plan of $7,000, an automobile allowance of $8,752, reimbursement for dues at a country club in the amount of $21,520, Company-paid health insurance premiums in the amount of $7,808, allowance for tax preparation fees of $3,000 and personal use of the corporate aircraft of $116,133. The incremental cost of the personal use of the corporate aircraft was determined on a per flight and/or hours used basis based on variable costs associated with personal flight activity. The variable costs used in the calculation included fuel, crew compensation and travel, certain maintenance and repair expenses, related unoccupied positioning, or “deadhead,” flights, landing/parking and supplies.

Grants of Plan-Based Awards for 2019

The following table provides information regarding individual grants of plan-based awards to the NEOs during 2019. Except as set forth below, there were no other grants of equity or non-equity awards to NEOs during 2019.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) $
		Thresh- old (3) ($)	Target ($)	Maximum ($)	Thresh- old (3) (#)	Target (#)	Maximum (#)
Wessel	—	59,000	1,763,000	3,525,000	—	—	—	—	—	—	—
	Feb. 19, 2019	—	—	—	2,100	41,990	62,985	—	—	—	3,647,252

Stuart		36,000	906,000	1,450,000	—	—	—	—	—	—	—
	Feb. 19, 2019	—	—	—	763	15,269	22,904	—	—	—	1,326,266

Orr	—	34,000	844,000	1,350,000	—	—	—	—	—	—	—
	Feb. 19, 2019	—	—	—	763	15,269	22,904	—	—	—	1,326,266

Ramos	Feb. 19, 2019	—	—	—	—	—	—	3,000	—	—	260,580

Alvarado	Feb. 19, 2019	—	—	—	—	—	—	4,000	—	—	347,440

(1)
Amounts represent threshold, target and maximum potential payouts under the terms of the APIP, which is described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The actual payouts awarded under the terms of APIP were $2,443,256, $1,116,271 and $1,047,386 to Messrs. Wessel, Stuart and Orr, respectively, and such amounts are reflected in the “Summary Compensation Table” above.

(2)
Amounts represent the number of shares granted and which may be earned under the LTIP, which is described in the “Long-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. The awards for Messrs. Wessel, Stuart and Orr vest three years from the date of the grant and have a three-year cumulative performance period beginning on January 1, 2019 and ending on December 31, 2021 and therefore, none of the awards have vested.

(3)	No award is earned if actual performance is less than this threshold amount.

(4)	The awards for Mr. Ramos and Ms. Alvarado vest in five equal annual installments beginning in February 2020 and become fully vested in February 2024.

(5)	Amount represents the grant date fair value based on the target share award and the closing price on the date of grant.

Outstanding Equity Awards as of December 31, 2019

The following table provides information on the holdings of stock options and stock awards by the NEOs as of December 31, 2019. Each outstanding option and stock award is shown separately for each NEO.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (8) ($)
Wessel	—		—		—	—	—	—		—	66,667	(2)	5,375,360
											60,000	(3)	4,837,800
											10,498	(4)	846,454

Stuart	—		—		—	—	—	—		—	25,000	(2)	2,015,750
											21,000	(3)	1,693,230
											3,817	(4)	307,765

Orr	—		—		—	—	—	—		—	25,000	(2)	2,015,750
											21,000	(3)	1,693,230
											3,817	(4)	307,765

Ramos	20,000	(1)	20,000	(1)		38.00	11/2021	600	(5)	48,378	—		—
	—		—			—	—	800	(6)	64,504	—		—
								3,000	(7)	241,890

Alvarado	—		—		—	—	—	1,200	(5)	96,756	—		—
	—		—		—	—	—	2,400	(6)	193,512	—		—
								4,000	(7)	322,520

(1)	Option award granted in 2011. Vesting is time-based with 10,000 shares vesting on July 1, 2018, 2019, 2020 and 2021, respectively.

(2)
The 2017 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on March 30, 2020 upon the achievement of performance measures based on a three-year cumulative performance period that ended on December 31, 2019. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. The actual performance over the three-year cumulative performance period ended December 31, 2019 resulted in the maximum grant earned, or 66,667 shares for the CEO and 25,000 shares for the COO and CFO each, which will vest on March 30, 2020. See “Historical LTIP Grants and Performance” section above for further information.

(3)
The 2018 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on January 31, 2021 upon the achievement of performance measures based on a three-year cumulative performance period ending on December 31, 2020. The performance measures are defined as adjusted net income growth and total store additions over the three-year cumulative period. Based on the Company’s cumulative achievement of the performance measures to date (the two-year period ended December 31, 2019), which is above the target but below the maximum, the awards are reflected at maximum payout amounts in accordance with SEC guidance.

(4)
The 2019 restricted stock awards granted under the LTIP to current NEOs are eligible for performance-based vesting on February 19, 2022 upon the achievement of performance measures based on a three-year cumulative performance period ending December 31, 2021. The performance measures are defined as adjusted net income growth, pawn revenue growth and new store openings over the three-year cumulative period. Based on the Company’s achievement of the performance measures to date (the year ended December 31, 2019), which is below the threshold, the awards are reflected at threshold payout amounts in accordance with SEC guidance. If the performance measures for the 2019 restricted stock awards resulted in a maximum grant upon completion of the vesting period, the CEO would earn 62,985 shares and the COO and CFO would each earn 22,904 shares.

(5)	Restricted stock awards granted in 2017. Vesting is time-based with 20% scheduled to vest on February 8, 2018, 2019, 2020, 2021 and 2022.

(6)	Restricted stock awards granted in 2018. Vesting is time-based with 20% scheduled to vest on January 30, 2019, 2020, 2021, 2022 and 2023.

(7)	Restricted stock awards granted in 2019. Vesting is time-based with 20% scheduled to vest on February 19, 2020, 2021, 2022, 2023 and 2024.

(8)	The market value of the unvested share awards is based on the closing price of the Company’s Common Stock as of December 31, 2019, which was $80.63.

Option Exercises and Stock Vested in 2019

The following table provides information for the NEOs regarding (i) the aggregate stock options exercised during 2019, including the number of shares acquired on exercise and the value realized, and (ii) the aggregate number of shares acquired upon the vesting of restricted stock awards and the value realized, each before the payment of any applicable withholding tax and broker commissions:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $	Number of Shares Acquired on Vesting		Value Realized on Vesting $ (4)
Wessel	—	—	7,500	(1)	604,725

Stuart	—	—	—		—

Orr	—	—	2,500	(1)	201,575

Ramos	—	—	200	(2)	16,450
	—	—	200	(3)	16,486

Alvarado	—	—	400	(2)	32,900
	—	—	600	(3)	49,458

(1)
In 2016, the CEO was granted 30,000 shares and the CFO was granted 10,000 shares under the LTIP, which vest in four annual installments of 7,500 shares for the CEO and 2,500 shares for the CFO based on the attainment of an annual performance target of adjusted EBITDA. The adjusted EBITDA target for each of the annual vesting periods was set by the Compensation Committee in early 2016, which was prior to the Merger. Actual 2019 adjusted EBITDA was $304 million compared to the 2019 target of $159 million and, accordingly, 100% of the shares available for vesting in 2019 were awarded.

(2)
In 2017, the Company granted 1,000 and 2,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in February 2018 and become fully vested in February 2022.

(3)
In 2018, the Company granted 1,000 and 3,000 shares of time-based restricted stock units to Mr. Ramos and Ms. Alvarado, respectively. These time-based awards vest ratably over time beginning in January 2019 and become fully vested in January 2023.

(4)	Value realized represents the value as calculated based on the price of the Company’s Common Stock on the vesting date.

Pension Benefits

The Company does not have a defined benefit pension plan for its employees. The only retirement plan available to the NEOs is the Company’s qualified 401(k) savings plan, which is available to generally all full-time U.S.-based employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have nonqualified defined contribution or other nonqualified deferred compensation plans for its employees or directors.

Employment Agreements and Change in Control Provisions

The Company and the Compensation Committee believe employment agreements are necessary in order to attract and retain key senior executives and, accordingly, the Company has entered into employment agreements with certain current NEOs. The Compensation Committee believes the employment agreements (and the change in control provisions included therein) entered into were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Compensation Committee reviews the agreements at the time they are entered into in order to determine current market terms for the particular executive and agreement.

The Compensation Committee believes the change in control provisions are necessary in order to retain and maintain stability among the executive group and the terms of the change in control provisions are reasonable based on its review of the change in control provisions for similarly situated peer group companies. The change in control provisions in the employment agreements for certain NEOs provide for severance benefits only in the event of an involuntary termination of employment by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the employment agreements.

The overall goal of the Compensation Committee is to ensure compensation policies are established consistent with the Company’s strategic business objectives and provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual and long-term incentive compensation and stock ownership.

The Company did not enter into any new or amended employment agreements in 2019.

Summary of Existing Employment Agreements

CEO, COO & CFO Agreements:

In August 2016, the Company entered into new employment agreements with Messrs. Wessel, Stuart and Orr, the Company’s CEO, COO and CFO, respectively. The terms of these employment agreements run through December 31, 2021. The Compensation Committee believes the longer term of these contracts are appropriate given the transformational impact of the Merger and the desire by the stockholders for continuity in the senior management team over the next several years. Additionally, the maximum severance payouts under these contracts are capped at one year’s salary and average annual incentive for termination without cause or for good reason or two years of salary and average annual incentive for such termination following a change in control.

The employment agreements provided for annual salaries, to be effective as of January 1, 2017, in the following amounts: $1,075,000 for Mr. Wessel, $700,000 for Mr. Stuart and $650,000 for Mr. Orr, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual incentive based on the satisfaction of performance criteria established by the Compensation Committee for each year during the term of the agreement, with a target incentive opportunity equal to not less than a specified percentage of the executive’s then current salary (150% in the case of Mr. Wessel; 100% in the case of Messrs. Stuart and Orr). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to one times (or two times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of eighteen months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 24.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Other NEO Agreements:

In July 2018, the Company entered into new employment agreements with Mr. Ramos and Ms. Alvarado, the Company’s Senior Vice President, Latin America Operations and General Counsel, respectively. The terms of these employment agreements run through December 31, 2021. The employment agreements provided for annual salaries, to be effective as of January 1, 2019, in the following amounts: $420,000 for Mr. Ramos and $500,000 for Ms. Alvarado, in each case subject to annual review and increases in the discretion of the Compensation Committee. The executives are eligible to earn an annual cash bonus based on the breadth of their expertise and responsibility and the achievement of certain financial or strategic results as determined by the Compensation Committee for each year during the term of the agreement, with a target cash bonus opportunity equal to not less than a specified percentage of the executive’s then current salary (50% in the case of both Mr. Ramos and Ms. Alvarado). In addition, the executives are eligible for grants of stock-based awards under the Company’s long-term equity compensation plan and will be eligible to participate in any of the Company’s incentive, savings, retirement and welfare benefit plans available to other senior officers of the Company.

The employment agreements provide that if an executive’s employment with the Company is terminated during the term by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreements), the executive would be entitled to a lump sum cash severance payment equal to 0.75 times (or 1.5 times, if such termination occurs within twelve months following a change in control of the Company) the sum of (i) the executive’s salary in effect as of the termination, and (ii) the average of the annual cash incentives earned by the executive for each of the three years immediately preceding the year in which the termination occurs. The executive would also be entitled to continue to participate in the Company’s health and welfare benefit plans at active employee rates for a period of twelve months (the “COBRA subsidy”). In addition, if such termination occurs within twelve months following a change in control of the Company, the executive would be entitled to a pro rata annual cash incentive for the year in which the termination occurs and accelerated vesting and full payout under all outstanding time-vesting and performance-based equity incentive awards (based on an assumed achievement of all relevant performance goals at “target” level, or based on a higher actual or deemed level of achievement of performance goals, in the sole discretion of the Compensation Committee). Furthermore, if such termination occurs within twelve months following a change in control of the Company, the Company will pay to the executive, in lieu of the COBRA subsidy described above, a lump sum in cash in an amount equal to the full monthly cost of the executive’s health and welfare benefit coverage multiplied by 18.

The employment agreements prohibit the executives from competing with the Company during the employment term and for a period of 24 months following termination of employment. The executives would also be prohibited from soliciting Company customers and recruiting Company employees during this period.

Summary of Potential Payments Upon Termination or a Change in Control

The employment agreements provide for certain severance payments and other benefits in the event of the executive’s termination of employment or a change in control of the Company. The grants have specific rules related to the treatment of the awards in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. The following table summarizes the value of the severance payments and other benefits that each of the NEOs would receive if employment was terminated on December 31, 2019 under the circumstances shown. The amounts shown in the table do not include accrued but unpaid salary, earned annual incentives for 2019, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under the Company’s 401(k) plan, and death or disability benefits under the Company’s generally available welfare programs.

Name	Termination for Cause or Resignation without Good Reason $	Termination without Cause or Resignation for Good Reason $	Retirement $	Death $	Long-Term Disability $	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control $
Wessel
Cash severance	—	4,516,982	—	—	—	$9,033,963
Benefits continuation	—	22,463	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	29,951
Value of unvested equity awards	—	—	—	—	—	10,194,373
Total	—	4,539,445	—	—	—	19,258,287

Stuart
Cash severance	—	2,085,038	—	—	—	4,170,075
Benefits continuation	—	27,052	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	36,070
Value of unvested equity awards	—	—	—	—	—	3,972,559
Total	—	2,112,090	—	—	—	8,178,704

Orr
Cash severance	—	1,934,785	—	—	—	3,869,571
Benefits continuation	—	19,692	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	26,256
Value of unvested equity awards	—	—	—	—	—	3,972,559
Total	—	1,954,477	—	—	—	7,868,386

Ramos
Cash severance	—	824,500	—	—	—	1,649,000
Benefits continuation	—	20,453	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	30,679
Value of unvested equity awards	—	—	—	—	—	1,046,112
Total	—	844,953	—	—	—	2,725,791

Alvarado
Cash severance	—	643,750	—	—	—	1,287,500
Benefits continuation	—	20,535	—	—	—	—
Lump sum payment for health benefits	—	—	—	—	—	30,803
Value of unvested equity awards	—	—	—	—	—	612,788
Total	—	664,285	—	—	—	1,931,091

CEO Pay Ratio

The Company seeks to establish fair and competitive employee compensation programs in each local market within its international operations in order to effectively attract, retain and motivate its talented workforce.

For 2019, the ratio of the CEO’s total compensation to the Company’s median employee’s total compensation was 600 to 1. To calculate this ratio, the Company identified its median employee as of December 31, 2017 based on employees’ gross earnings, which generally included salary and wages (regular, hourly and overtime), commissions and bonuses, and applied an average exchange rate as of December 31, 2017 to convert all Latin American compensation into U.S. dollars. Compensation was annualized for full-time and part-time employees who worked less than a full year, but compensation for part-time employees was not converted into a full-time equivalent. The Company used the same median employee in 2019 as in 2018 and 2017, based on its determination that there were no material changes to its employee population or compensation arrangements reasonably likely to result in a significant impact to the pay ratio. The median employee identified was a full-time store employee located in Latin America, where employee wages are significantly lower than in the U.S., and the employee’s total compensation for 2019 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $12,391, as compared to total compensation of $7,429,721 for the Company’s CEO.

The Company’s estimated pay ratio is influenced by a number of factors, including the geographic distribution of its employees, the mix of hourly vs. salaried employees included in its employee population, and compensation trends within its specific industry. As a result of these and other variables, the Company does not believe comparisons to the pay ratios of other companies are likely to be meaningful.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement in accordance with SEC rules (commonly known as a “say-on-pay” proposal).

At the 2019 Annual Meeting, the Company held its non-binding stockholder advisory vote on executive compensation and approximately 96% of the shares present and entitled to vote were cast to support the compensation of the Company’s NEOs.

The Board is seeking the advisory vote of stockholders on the compensation of the NEOs as disclosed in this Proxy Statement. This say-on-pay proposal gives the Company’s stockholders the opportunity to express their views on the Company’s NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

As discussed in “Compensation Discussion and Analysis,” the Company has designed its executive compensation program to attract and retain the highest quality executive officers, directly link pay to performance, and build value for stockholders. The program provides total compensation opportunities at levels that are competitive in the industry, tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving business objectives, and closely align the interests of the executives with the interests of the Company’s stockholders. Accordingly, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under executive compensation, and cast a vote to approve the compensation of the Company’s NEOs through the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee or the Board of Directors will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the NEOs for 2019.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter. Neither Delaware law nor the Company’s certificate of incorporation or bylaws provides stockholders with dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting.

COST OF SOLICITATION

The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company’s Common Stock, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

HOUSEHOLDING OF PROXY MATERIALS

The Company has adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of the Company’s proxy materials, unless one or more of these stockholders notifies the Company that he or she wishes to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling (866) 540-7095 if you are a stockholder of record. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please direct your written request to the Corporate Secretary, at 1600 West 7th Street, Fort Worth, Texas 76102, and the Company will promptly deliver a separate copy.

STOCKHOLDER PROPOSALS

The Company has not received any stockholder proposals for this Annual Meeting. Proposals by stockholders intended to be presented at next year’s Annual Meeting of Stockholders and to be considered must be received by the Company for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting no later than December 25, 2020 and the proposal must otherwise comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Separate and apart from the requirements of Rule 14a-8 relating to inclusion of a stockholders’ proposal in the Company’s Proxy Statement, the Company’s bylaws require advance notice for a stockholder to bring nominations of directors or any other action before any annual meeting of stockholders. Specifically, Section 3.5 of the Company’s bylaws requires notice of nominations of directors or any other action to be received by the Company not less than ninety (90) days (January 24, 2021) nor more than one hundred twenty (120) days (December 25, 2020) prior to the anniversary date of the filing of this year’s proxy statement with the SEC; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than sixty (60) days from the anniversary of the previous year’s annual meeting, a notice of nominations of directors or any other action to be received by the Company must be so received no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Further, the notice must contain the information set forth in Section 3.5 of the Company’s bylaws.

By Order of the Board of Directors,

Fort Worth, Texas	R. Douglas Orr
April 24, 2020	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FirstCash, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

As part of the Company’s precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the Investor Relations page of the Company’s website (investors.firstcash.com).

REVOCABLE PROXY
FIRSTCASH, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 4, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTCASH, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS BELOW. IN THEIR DISCRETION, MESSRS. WESSEL AND ORR ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Rick L. Wessel and R. Douglas Orr the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of FirstCash, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of FirstCash, Inc. to be held at 1600 West 7th Street, Fort Worth, Texas 76102 on Thursday, June 4, 2020 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would possess if personally present, for the following purposes. This proxy will be voted for the choice specified; however you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:			For	Against	Abstain
1a.	Mr. Daniel E. Berce			☐	☐	☐
1b.	Mr. Mikel D. Faulkner			☐	☐	☐
1c.	Mr. Randel G. Owen			☐	☐	☐

2.	Ratification of the selection of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.			☐	☐	☐

3.	Approve, by non-binding vote, the compensation of named executive officers as described in the proxy statement.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date

APPENDIX A

Non-GAAP Financial Information

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, return on tangible assets, return on tangible equity and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. The Company believes that providing adjusted non-GAAP measures, which exclude these and other items, allows management and investors to consider the ongoing operations of the business both with, and without, such expenses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of new accounting guidance on January 1, 2019.

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Return on Tangible Assets and Return on Tangible Equity

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, return on tangible assets and return on tangible equity provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2019		2018		2017
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$164,618	$3.81	$153,206	$3.41	$143,892	$3.00
Adjustments, net of tax:
Merger and other acquisition expenses	1,276	0.03	5,412	0.12	5,710	0.12
Non-cash foreign currency gain related to lease liability	(653)	(0.01)	—	—	—	—
Ohio consumer lending wind-down costs and asset impairments	2,659	0.06	1,166	0.03	—	—
Net tax benefit from Tax Act	—	—	(1,494)	(0.03)	(27,269)	(0.57)
Loss on extinguishment of debt	—	—	—	—	8,892	0.19
Adjusted net income and diluted earnings per share	$167,900	$3.89	$158,290	$3.53	$131,225	$2.74

The following table provides a calculation of return on tangible assets and return on tangible equity (unaudited, dollars in thousands):

	December 31,
	2019	2018	2017
Return on tangible assets calculation:
Average total assets	$2,342,095	$2,060,115	$2,097,517
Adjustments:
Average goodwill	(935,210)	(871,294)	(834,171)
Average intangible assets, net	(87,099)	(90,517)	(98,908)
Average operating lease right of use asset	(236,907)	—	—
Average tangible assets	$1,082,879	$1,098,304	$1,164,438
Net income	$164,618	$153,206	$143,892
Return on tangible assets	15%	14%	12%

Return on tangible equity calculation:
Average stockholders’ equity	$1,331,935	$1,367,899	$1,474,333
Adjustments:
Average goodwill	(935,210)	(871,294)	(834,171)
Average intangible assets, net	(87,099)	(90,517)	(98,908)
Average tangible equity	$309,626	$406,088	$541,254
Net income	$164,618	$153,206	$143,892
Return on tangible equity	53%	38%	27%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the Net Debt Ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (unaudited, dollars in thousands):

	Year Ended December 31,
	2019	2018	2017
Net income	$164,618	$153,206	$143,892
Income taxes	59,993	52,103	28,420
Depreciation and amortization	41,904	42,961	55,233
Interest expense	34,035	29,173	24,035
Interest income	(1,055)	(2,444)	(1,597)
EBITDA	299,495	274,999	249,983
Adjustments:
Merger and other acquisition expenses	1,766	7,643	9,062
Non-cash foreign currency gain related to lease liability	(933)	—	—
Ohio consumer lending wind-down costs and asset impairments	3,454	1,514	—
Loss on extinguishment of debt	—	—	14,114
Adjusted EBITDA	$303,782	$284,156	$273,159

EBITDA margin calculation:
EBITDA	$299,495	$274,999	$249,983
Total revenue	$1,864,439	$1,780,858	$1,779,822
EBITDA margin	16.1%	15.4%	14.0%

Adjusted EBITDA margin calculation:
Adjusted EBITDA	$303,782	$284,156	$273,179
Total revenue	$1,864,439	$1,780,858	$1,779,822
Adjusted EBITDA margin	16.3%	16.0%	15.3%

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this Proxy Statement are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	2019		2018		2017
	Rate	% Change Over Prior- Year Period Favorable / (Unfavorable)	Rate	% Change Over Prior- Year Period Favorable / (Unfavorable)	Rate
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.8	5%	19.7	—%	19.7
Twelve months ended	19.3	(1)%	19.2	(2)%	18.9

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	—%	7.7	(5)%	7.3
Twelve months ended	7.7	(3)%	7.5	(1)%	7.4

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,277	(1)%	3,250	(9)%	2,984
Twelve months ended	3,280	(11)%	2,956	—%	2,951

The following table presents segment revenues of the Latin America operations segment for the year ended December 31, 2019 as compared to the year ended December 31, 2018 on both a GAAP and non-GAAP constant currency basis (unaudited, dollars in thousands):

				Constant Currency Basis
				Year Ended
				December 31,	Increase /
	Year Ended December 31,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$453,434	$382,020	19%	$454,431	19%
Pawn loan fees	185,429	151,740	22%	185,826	22%
Wholesale scrap jewelry sales	32,063	22,103	45%	32,063	45%
Consumer loan fees (1)	—	860	(100)%	—	(100)%
Total revenue	670,926	556,723	21%	672,320	21%

Cost of revenue:
Cost of retail merchandise sold	297,950	246,150	21%	298,621	21%
Cost of wholesale scrap jewelry sold	30,131	21,656	39%	30,191	39%
Consumer loan loss provision (1)	—	238	(100)%	—	(100)%
Total cost of revenue	328,081	268,044	22%	328,812	23%

Net revenue	342,845	288,679	19%	343,508	19%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.